As filed with the Securities and Exchange Commission on September 24, 2001

                                                          Registration 333-60492
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    --------
                       AMENDMENT NO. 4 TO FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                               SIMTEK CORPORATION
             (Exact name of registrant as specified in its charter)

          Colorado                                              84-1057605
 (State or other jurisdiction                                (I.R.S. Employer
 of incorporation or organization)                           Identification No.)


                            4250 Buckingham Dr. #100
                        Colorado Springs, Colorado 80907
                                 (719) 531-9444
               (Address, including zip code, and telephone number,
              including area code, of Principal Executive Offices)
                                   ----------
                               Douglas M. Mitchell
     Chief Executive Officer, President and Chief Financial Officer (acting)
                               Simtek Corporation
                            4250 Buckingham Dr. #100
                           Colorado Springs, CO 80907
                                 (719) 531-9444
                (Name, address, including zip code and telephone
               number, including area code, of agent for service)

                                   Copies to:
                              Garth B. Jensen, Esq.
                            Holme Roberts & Owen LLP
                            1700 Lincoln, Suite 4100
                                Denver, CO 80203
                                 (303) 861-7000

     Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.

                                  -------------

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                        ---------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                                 SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 2001

                                   PROSPECTUS
                                1,810,123 Shares

                               SIMTEK CORPORATION

                                  Common stock
                                   ----------

     This prospectus is being used to register 1,810,123 shares of Simtek Corporation's common stock being offered by thirty of our shareholders.



     Our common stock is traded on the OTC Bulletin Board under the symbol "SRAM." On September 21, 2001, the closing sale price of our common stock was $0.31 per share.


                                 ---------------

SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR STOCK.
                                 --------------

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.




                 The date of this Prospectus is ________, 2001.

                              --------------------

                                TABLE OF CONTENTS

Summary.....................................................................   3
Risk Factors................................................................   4
Use of Proceeds.............................................................   9
Capitalization..............................................................   9
Market for our Common Stock and Related Secondary Holder Matters............  10
Selected Financial Data.....................................................  11
Management's Discussion and Analysis of Financial Condition and Results
  of Operations.............................................................  12
Business....................................................................  21
Management..................................................................  31
Security Ownership..........................................................  34
Selling Shareholders........................................................  36
Specific relationships and Related Transactions.............................  38
Description of Securities...................................................  39
Plan of Distribution........................................................  39
Legal Matters...............................................................  40
Experts  ...................................................................  40
Available Information.......................................................  41
Index of Financial Statements............................................... F-1

                                     SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. PLEASE CAREFULLY READ THE ENTIRE PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE.

INFORMATION ABOUT US AND OUR BUSINESS

     We develop, market and subcontract the production of nonvolatile semiconductor memories and programmed semiconductor logic products. Nonvolatility prevents loss of programs and data when electrical power is removed from the semiconductor. Our memory products feature fast data access and programming speeds. Our logic products route electronic signals to perform tasks in electronic systems that use our products. All of our products are targeted for use in commercial or military electronic equipment markets. These markets are industrial control systems, office automation, medical instrumentation, telecommunication systems, cable television, and numerous military systems, including communications, radar, sonar and smart weapons.

     Our principal executive office is located at 4250 Buckingham Dr. #100; Colorado Springs, Colorado 80907. Our telephone number is 719-531-9444.

THE SHARES

     We are registering 1,810,123 shares of our common stock being offered for resale by thirty of our shareholders.

     We will not receive any of the proceeds of the shares being sold by our shareholders.


SUMMARY FINANCIAL INFORMATION

                                                    Year Ended December 31,          Six Months Ended June 30,
                                               ------------------------------     ------------------------------
                                                    2000              1999             2001             2000
                                                    ----              ----             ----             ----
Statement of Operations Data:
Net revenues..............................     $ 14,467,814      $ 11,168,624     $  9,064,480      $ 7,678,004
Total expenses............................       17,904,616        11,124,982        9,674,829        6,888,197
Operating income (loss)...................       (3,436,802)           43,642         (610,349)         789,807
Income (loss) before taxes................       (3,540,342)          (90,526)        (561,685)         800,146
Net income (loss).........................     $ (3,540,342)     $   (122,926)    $   (561,685)     $   756,146
Net income (loss) per share:
     Basic................................     $       (.07)     $          *     $       (.01)     $       .02
                                               ================================================================
     Diluted..............................     $          *      $          *     $       (.01)     $       .02
                                               ================================================================
* Less than $.01 per share.

                                                                     Year Ended          Six Months Ended
                                                                  December 31, 2000        June 30, 2001
                                                                  -----------------      -----------------
Balance Sheet Data:
Cash and cash equivalents...................................         $ 2,853,769            $ 1,538,390
Working capital.............................................           4,046,107              3,895,961
Total assets................................................           7,287,985              7,709,141
Shareholders' equity........................................           4,924,205              4,872,405

                                  RISK FACTORS

     YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE BUYING OUR SHARES. THE SEMICONDUCTOR INDUSTRY IS CHANGING RAPIDLY. THEREFORE, THE FORWARD-LOOKING STATEMENTS AND STATEMENTS OF EXPECTATIONS, PLANS AND INTENT IN THIS PROSPECTUS ARE SUBJECT TO A GREATER DEGREE OF RISK THAN SIMILAR STATEMENTS REGARDING SOME OTHER INDUSTRIES.

OUR LIMITED OPERATING CAPITAL AND OUR ABILITY TO RAISE ADDITIONAL MONEY MAY HARM OUR ABILITY TO DEVELOP AND MARKET OUR PRODUCTS

     To date, we have required significant capital for product development, subcontracted production and marketing. We have funded this from the sale of products, the sale of product and technology licenses and from royalties as well as from the sale of our convertible debt and equity securities.

     We believe that if we are able to increase our product sales substantially and with continued positive gross margins, our cash requirements for the development, subcontracted production and marketing of our existing product families will be satisfied. We are not sure, however, whether we will be able to achieve this increase in product sales and continue our positive gross margins. We may need more capital in the next year and after that to develop new products. We are not sure that we will be able to raise more capital on reasonable terms, if at all. If we cannot, then we may not be able to develop and market new products. The development, subcontracted production and marketing of our existing products may also suffer.

WE MAY EXPERIENCE OPERATING LOSSES IN THE NEXT SEVERAL YEARS

     We began business in 1987. Through June 30, 2001, we had accumulated losses of approximately $33.0 million. We realized net income for the first time for the year ended December 31, 1997 and continued to realize net income through June 30, 2000. However, through June 30, 2001, we realized a net loss primarily as a result of accounting charges from the purchase of incomplete research and development in September 2000. We may continue to experience net operating losses for the foreseeable future. Continuing net operating losses could materially harm our results of operations and increase our need for additional capital in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

BECAUSE OUR COMMON STOCK IS LISTED ONLY ON THE OTC ELECTRONIC BULLETIN BOARD IT WILL BE MORE DIFFICULT TO SELL OUR COMMON STOCK

     Our common stock is listed on the OTC Electronic Bulletin Board under the symbol "SRAM." Our common stock was listed on the Nasdaq Small-Cap Market until July 18, 1995 but because we no longer met Nasdaq's listing requirements, we transferred to the OTC Electronic Bulletin Board as mandated by Nasdaq rules. We may not be able to meet the requirements for relisting our common stock on Nasdaq in the near future or in the longer term.

     Securities that are not listed on the Nasdaq Small-Cap Market are subject to a Securities and Exchange Commission rule that imposes special requirements on broker-dealers who sell those securities to persons other than their established customers and accredited investors. The broker-dealer must determine that the security is suitable for the purchaser and must obtain the purchaser's written consent prior to the sale. These requirements may make it more difficult for our security holders to sell their securities and may affect our ability to raise more capital.

SINCE WE DEPEND GREATLY ON SUBCONTRACTORS, THEIR POOR PERFORMANCE COULD HURT OUR OPERATIONS

     We subcontract the silicon wafer processing, product assembly, and product testing portions of our business to independent companies. Our operating results depend on these subcontractors' ability to supply us with silicon wafers that meet our specifications and to assemble and test enough of our products to meet our customers' needs.

     Currently, we depend on Chartered Semiconductor Manufacturing Plc. of Singapore to manufacture all of our silicon wafers for our 0.8 micron memory products and 0.35 micron logic products, which account for collectively approximately 86% of our total products. We depend on United Microelectronics Group of Taiwan to manufacture all of our silicon wafers for our 0.5 micron logic products, which account for approximately 5% of our total products. These wafers are the raw materials required to manufacture our semiconductor products. Without these wafers, we would be unable to sell our products. If Chartered Semiconductor Manufacturing or United Microelectronics Group is unable to meet our silicon wafer needs on time and at a price that we find acceptable, we would have to find other wafer manufacturers. If we cannot find other suppliers, manufacturers or assemblers on acceptable terms, we may not be profitable. In addition, our subcontractors must be audited and recertified by us on a regular basis for us to continue to produce military-qualified products. We cannot assure you that we will be able to complete this recertification successfully or in a timely manner.


WE DO NOT HAVE A CURRENT MANUFACTURING AGREEMENT WITH CHARTERED SEMICONDUCTOR MANUFACTURING WHICH MAY LIMIT OUR ABILITY TO PURCHASE RAW MATERIALS

     Our current manufacturing agreement with Chartered Semiconductor Manufacturing has expired. Under our old agreement, we had the right to purchase up to 600 six-inch silicon wafers per month from Chartered Semiconductor Manufacturing's facility in Singapore. If we are unable to renew our agreement with Chartered Semiconductor Manufacturing or the limit on wafers that we can purchase from it is not increased, we may be limited in the number of semiconductors that we can sell, unless we are able to acquire a sufficient quantity from our other supplier. About 71% of our product sales for the year ended December 31, 2000 were based on wafers purchased from Chartered Semiconductor Manufacturing.

THE UNCERTAINTY INVOLVED IN MANUFACTURING SEMICONDUCTORS MAY INCREASE THE COSTS AND DECREASE THE PRODUCTION OF OUR PRODUCTS

     In order for us to be profitable, we must keep our manufacturing costs down and secure the production of sufficient product. Semiconductor manufacturing depends on many factors that are very complex and beyond our control and often beyond the control of our subcontractors. These factors include contaminates in the manufacturing environment, impurities in the raw materials used and equipment malfunctions. Under our arrangements with our subcontractors, they pass on to us substantially all of their costs that are unique to the manufacture of our products. Accordingly, these factors could increase the cost of manufacturing our products and decrease our profits. These factors could also reduce the number of semiconductors that our subcontractors are able to make in a production run. If our subcontractors produce fewer of our products, our revenues may decline.

DELAYS IN MANUFACTURING MAY NEGATIVELY IMPACT REVENUE AND NET INCOME

     It takes approximately three months for us to manufacture our semiconductors. Any delays in receiving silicon wafers from our subcontractors will delay our ability to deliver our products to customers. This would delay sales revenue and could cause our customers to cancel existing orders or not place future orders. In addition, if we are not able to make all of our planned semiconductors in a production run this could delay delivery of our products. These delays could occur at any time and would affect our net income.

WE DEPEND ON INDEPENDENT SALES REPRESENTATIVES AND DISTRIBUTORS TO SELL OUR PRODUCTS AND THE TERMINATION OF ANY OF THESE RELATIONSHIPS MAY HARM OUR REVENUE

     We use independent sales representatives and distributors to sell the majority of our products. The agreements with these sales representatives and distributors can be terminated without cause by either party with only 30 to 90 days written notice. If one or more of our sales representatives or distributors terminates our relationship, we may not be able to find replacement sales representatives and distributors on acceptable terms or at all. This would affect our profitability. In addition, during 2000, approximately 47% of our product sales were to two distributors and one direct customer. We are not sure that we will be able to maintain our relationship with these distributors.

DELAYS IN OR FAILURE OF PRODUCT QUALIFICATION MAY HARM OUR BUSINESS

     Prior to selling a product, we must establish that it meets expected performance and reliability standards. As part of this testing process, known as product qualification, we subject representative samples of products to a variety of tests to ensure that performance in accordance with commercial, industrial and military specifications. If we are unable to successfully accomplish product qualification for our future products, we will be unable to sell these future products. Even with successful initial product qualifications, we cannot be assured that we will be able to maintain product qualification or achieve sufficient sales to meet our operating requirements.

SINCE THE SEMICONDUCTOR INDUSTRY IS FAST CHANGING, OUR SUCCESS DEPENDS ON OUR ABILITY TO INTRODUCE NEW PRODUCTS

     The semiconductor industry is characterized by rapid changes in technology and product obsolescence. Our success in the semiconductor industry depends in part upon our ability to expand our existing product families and to develop and market new products. The technology we currently use may be made obsolete by other competing or newly developed memory technologies. The development of new semiconductor designs and technologies typically requires substantial costs for research and development. Even if we are able to develop new products, the success of each new product depends on several factors including whether we selected the proper product and our ability to introduce it at the right time, whether the product is able to achieve acceptable production yields and whether the market accepts the new product. We cannot guarantee you that we will be successful in developing new products or whether any products that we do develop will satisfy the above factors.

THE CYCLICALITY OF THE SEMICONDUCTOR INDUSTRY MAY PREVENT US FROM MAINTAINING A CONSISTENT REVENUE STREAM AND MAY HARM OUR STOCK PRICE

     The semiconductor industry has historically experienced significant peaks and valleys in sales volumes resulting in large variations of revenues and resulting profits or losses. We do not have direct influence on the nature of the broad semiconductor market. Variations in the revenues and profits within the semiconductor industry may cause us significant losses in the future. If the stock prices of many semiconductor companies decrease, our stock price may also suffer. Recently, the semiconductor industry has experienced increased losses and the stock prices of many semiconductor companies, including us, have suffered.

OUR RECENT PURCHASE OF INCOMPLETE RESEARCH AND DEVELOPMENT MAY RESULT IN SIGNIFICANT EXPENDITURES

     In an effort to expand our products, we recently acquired incomplete research and development products from WebGear, Inc. We believe that the incomplete research and development we acquired should enable us to enter the wireless data communication market being developed under the "Bluetooth"
trademark. "Bluetooth" is a new industry standard for wireless data communication developed by a consortium of electronic industry partners. See
"Management's Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations." If this technology is successful in establishing wide spread use it may create sales opportunities for component suppliers. We expect to spend approximately $750,000 to bring products to this wireless market. However, we cannot assure you that we will be able, or have sufficient operating capital, to enter this market. See "-- Our Limited Operating Capital and Our Ability to Raise Money May Harm Our Ability to Develop and Market Our Products."

THE INTENSE COMPETITION IN THE SEMICONDUCTOR INDUSTRY MAY CAUSE US TO LOSE SALES REVENUE TO OTHER SUPPLIERS

     There is intense competition in the semiconductor industry. We experience competition from a number of domestic and foreign companies, most of which have significantly greater financial, technical, manufacturing and marketing resources than we have. Our competitors include major corporations with worldwide silicon wafer fabrication facilities and circuit production facilities and diverse, established product lines. We also compete with emerging companies attempting to obtain a share of the market for our product families. If any of our new products achieve market acceptance, other companies may sell competitive products at prices below ours. This would have an adverse effect on our operating results. We have sold product and technology licenses to Zentrum Mikroelektronik Dresden. We have granted this company unlimited rights to much of our technology through its license agreements with us. Zentrum Mikroelektronik Dresden has entered the market and may become one of our significant competitors.

GIVEN THE SCARCITY OF TRAINED PERSONNEL IN THE SEMICONDUCTOR INDUSTRY, THE LOSS OF KEY EMPLOYEES COULD MATERIALLY AFFECT OUR FINANCIAL RESULTS

     Our success depends in large part on our ability to attract and retain qualified technical and management personnel. There are limited personnel trained in the semiconductor industry resulting in intense competition for these personnel. If we lose any of our key personnel, this could have a material adverse affect on our ability to conduct our business and on our financial results.

OUR PATENTS MAY NOT PROVIDE US EFFECTIVE INTELLECTUAL PROPERTY PROTECTION; THIS COULD HARM OUR BUSINESS

     We have been issued 25 U.S. patents relating to specific aspects of our current products and we have four applications pending. We have also applied outside the United States for patents on our technology. We plan to continue to protect our intellectual property. We are not sure that any of the patents for which we have applied will be issued or, even if they are issued, will provide us with meaningful protection from competition. We may also not have the money required to maintain or enforce our patent rights. Notwithstanding our patents, other companies may obtain patents similar or relating to our patents.

     We seek to protect a significant portion of our intellectual property as trade secrets, rather than patents. Unlike patents, trade secrets must remain confidential in order to retain protection as proprietary intellectual property. We cannot assure you that our trade secrets will remain confidential. If we lose trade secret protection, our business could suffer.

IF OUR PRODUCTS AND TECHNOLOGY INFRINGE ON THIRD PARTY PATENTS, OUR PRODUCT SALES MAY SUFFER

     We have not determined whether our products are free from infringement of others' patents. If patent infringement claims are asserted against us and are upheld, we will try to modify our products so they are non- infringing. If we are unable to do so, we will have to obtain a license to sell those products or stop selling the products for which the claims are asserted. We may not be able to obtain the required licenses. Any successful infringement claim against us, our failure to obtain any required license or requirement for us to stop selling any of our products, may force us to discontinue production and shipment of these products. This may result in reduced product sales and harm our revenues.

     We were notified of possible patent infringement by one company in December of 1989. After reviewing the related patents we responded in the same month with a position that our products were still under development, but that the analysis revealed no infringement. There was no further response from this company. In January of 1991 a second company sent us a package of nonvolatile memory and other memory patents for review to evaluate for any possible infringement and to seek licenses as appropriate. Our internal evaluation determined that there were no obvious infringements requiring the pursuit of licenses from this company. In both cases we believe that there are no definitive claims for infringement against our products, so no further actions have been taken, although there has not been direct recognition of this position by the other parties. However, we cannot assure you that these companies will not assert patent infringement claims against us in the future.

     In 1998, we received notice of a claim for an unspecified amount from a foundation that owns approximately 180 patents and 70 pending applications. The foundation claimed that some of the machines and processes used in the building of our semiconductor devices infringe on the foundation's patents. In April 1999, we reached an agreement with the foundation for us to purchase a nonexclusive license of the foundation's patents, based on our product offerings and sales forecast at that time. If our products or actual sales revenue vary significantly from the time of the agreement, we may be subject to additional payments.

FOREIGN CURRENCY EXCHANGE RATE FLUCTUATIONS MAY INCREASE OUR COSTS, LOWER OUR REVENUES AND CAUSE LOSS OF CUSTOMERS TO OUR COMPETITORS

     We purchase materials, including silicon wafers, from outside the United States. In 2000, over 57% of our sales were to customers located outside of the United States. We operate using United States dollars as the functional currency. Changes in foreign currency exchange rates can reduce our revenues and increase our costs. For example, our subcontractors may increase the prices they charge us, on a per purchase order basis, for silicon wafers if the United States dollar weakens. Any large exchange rate fluctuation could affect our ability to compete with manufacturers who operate using foreign currencies. We do not try to reduce our exposure to these exchange rate risks by using hedging transactions. Although we have not had any material losses due to exchange rate fluctuations over the last three years, we cannot assure you that we will not incur significant losses in the future.

BECAUSE WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE, YOUR INVESTMENT RETURN MAY BE LIMITED

     We have never paid cash dividends on our common stock. We do not expect to pay dividends in the foreseeable future. We intend to use any earnings to finance growth. You should not expect to receive dividends on your shares of common stock.

IF OUR BOARD OF DIRECTORS AUTHORIZES THE ISSUANCE OF PREFERRED STOCK, HOLDERS OF OUR COMMON STOCK COULD BE DILUTED AND HARMED

     Our board of directors has the authority to issue up to 2,000,000 shares of preferred stock in one or more series and to establish the preferred stock's voting powers, preferences and other rights and qualifications without any further vote or action by the shareholders. The issuance of preferred stock by our board of directors could dilute and harm the rights of the holders of our common stock. It could potentially be used to discourage attempts by others to obtain control of us through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. Our board of directors has no specific intention to issue shares of preferred stock, but given our present capital requirements, it is possible that we may need to raise capital through the sale of preferred stock in the future.

OUR FAILURE TO HOLD ANNUAL SHAREHOLDERS' MEETINGS TO RE-ELECT OFFICERS LIMITS OUR SHAREHOLDERS' CONTROL OVER MANAGEMENT

     Since 1991, we have held only three annual shareholders' meetings at which shareholders elect directors. We have had some special shareholders meetings at which shareholders have voted on matters other than the election of directors. Our shareholders last elected directors on June 30, 1994. We have not held more meetings to elect directors primarily due to the costs associated with having the meetings. If we want to hold a meeting to elect directors, we must print and mail to each shareholder prior to the meeting an annual report. Based on the number of our shareholders, the printing and mailing cost would be approximately $30,000. If you would like to nominate directors for election, you would have to solicit proxy materials for an annual meeting we hold or request that we hold a special shareholders meeting. Under our bylaws, special meetings of our shareholders must be called by our president at the request of holders of not less than one-tenth of all of our outstanding shares entitled to vote at the meeting. Since we currently have outstanding 53,688,745 shares of common stock, holders of at least 5,368,875 shares of our common stock must request a special meeting in order for such shareholders to effect a meeting. At this time, we are unsure of when we will hold our next annual meeting to elect directors. The infrequent annual shareholders' meetings limits the ability of shareholders to elect new members to the board of directors and to change our management.


                                 USE OF PROCEEDS

     We will receive no proceeds from the sale of shares by our shareholders.

                                 CAPITALIZATION

     The following table shows our capitalization at June 30, 2001.



Treasury stock, 10,000 shares                                      $    (12,504)

Preferred stock, $1.00 par value, 2,000,000 shares
Authorized, none issued and outstanding                                       0

Common stock, $0.01 par value, 80,000,000 shares
authorized, 53,684,245 issued and outstanding                           536,842

Additional paid in capital                                           37,503,879

Accumulated deficit as of June 30, 2001                             (32,940,979)

Shareholders' equity                                               $  4,872,405

         MARKET FOR OUR COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

     Our common stock is listed on the OTC Electronic Bulletin Board under the symbol "SRAM". Securities not included in the Nasdaq Small-CAP Market are covered by the Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities, which will have an adverse effect on the ability of our security holders to sell their securities and the possibility of our ability to raise additional capital.

     Shown below is the closing high bid and the closing low offer as reported by the OTC Electronic Bulletin Board on the last day of the quarter.

                                                                 Common Stock
                                                                 ------------
                                                            High Bid     Low Bid
                                                            --------     -------

     1998
First Quarter..........................................       .4062        .3594
Second Quarter.........................................       .3594        .3125
Third Quarter..........................................       .2344        .2188
Fourth Quarter.........................................       .1562        .1406

     1999
First Quarter..........................................       .1875        .1875
Second Quarter.........................................       .2188        .2031
Third Quarter..........................................       .1562        .1562
Fourth Quarter.........................................       .2812        .2656

     2000
First Quarter..........................................       2.875         2.25
Second Quarter.........................................      1.5313        1.375
Third Quarter..........................................       .9688        .8438
Fourth Quarter.........................................       .3594        .2969

     2001
First Quarter..........................................       .7344        .6562
Second Quarter.........................................         .55          .49
Third Quarter (through July 30, 2001)..................         .46          .44


     The quotations listed above reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

     As of December 31, 2000, there were 379 shareholders of record, not including shareholders who beneficially own common stock held in nominee or "street name."

     We have not paid any dividends on our common stock since inception and we do not intend to pay any in the foreseeable future.

                             SELECTED FINANCIAL DATA

     The statements of operations for the years ended December 31, 2000 and 1999 and the balance sheet data as of December 31, 2000 have been derived from the financial statements that have been audited by Hein + Associates, LLP, independent auditors. The balance sheet as of June 30, 2001 and the statements of operations for the six months ended June 30, 2001 and 2000 are unaudited. In our opinion, these financial statements include all adjustments necessary for the fair presentation of the financial position as of June 30, 2001 and statements of operations for the six months ended June 30, 2001 and 2000. The balance sheet as of June 30, 2001 and the statements of operations for the six months ended June 30, 2001 and 2000 were prepared on a consistent basis with our year end financial information. The balance sheet as of December 31, 2000 has been audited by Hein + Associates, LLP. This financial data should be read in conjunction with our financial statements and the notes thereto included elsewhere in this prospectus and "Management's Discussion and Analysis of Results of Operations and Financial Condition."

                                                    For the Years Ended December 31,          Six months Ended June 30,
                                                    --------------------------------        -----------------------------
Statement of Operations Data:                             2000             1999                  2001              2000
                                                          ----             ----                  ----              ----
Net Sales.......................................     $ 14,467,814      $ 11,168,624         $  9,064,480     $  7,678,004
Cost of Sales...................................        8,423,529         6,172,643            6,153,564        4,497,866
                                                     ------------------------------         -----------------------------
Gross Margin....................................        6,044,285         4,995,981            2,910,916        3,180,138
Operating Expenses:
     Design, research and development...........        6,158,189         2,240,273            1,406,151        1,156,895
     Administrative.............................        2,152,593         1,793,424            1,294,599          569,582
     Marketing..................................        1,170,305           918,642              820,515          663,854
                                                     -------------------------------        -----------------------------
         Total Operating Expenses...............        9,481,087         4,952,339            3,521,265        2,390,331
Other income (expense), net.....................           91,122           (81,654)              48,664           10,339
Equity in losses of QDA and write off of
   related advances.............................        (194,662)           (52,514)                   -                -
                                                     -------------------------------        -----------------------------
Net income (loss) before taxes..................      (3,540,342)           (90,526)        $   (561,685)    $    800,146
     Provision for income taxes.................               -             32,400                    -           44,000
                                                     -------------------------------        -----------------------------
Net income (loss)...............................     $(3,540,342)      $   (122,926)        $   (561,685)    $    756,146
                                                     ===============================        =============================
Net income (loss) per common share:
     Diluted....................................     $      (.07)      $          *         $       (.01)    $        .02
     Basic......................................     $         *       $          *         $       (.01)    $        .02
Weighted average common shares outstanding:....
     Basic.....................................       48,337,167         38,345,697           53,668,168       44,889,695
                                                    =====================================================================
     Diluted...................................       48,337,167         38,345,697           53,668,168       50,096,613
                                                    =====================================================================

* Less than $.01 per share.


                                                                  Year Ended                 Six Months Ended
                                                               December 31, 2000               June 30, 2001
                                                               -----------------             -----------------
Balance Sheet Data:
Working capital.............................................     $ 4,046,107                    $ 3,895,961
Total assets................................................       7,287,985                      7,709,141
Shareholders' equity........................................     $ 4,924,205                      4,872,405


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW OF ACQUISITIONS AND OTHER TRANSACTIONS

     During 2000 and the first quarter of 2001, we made several acquisitions of high technology companies, some of which we have accounted for as a pooling of interests.

     On May 9, 2000, we acquired Integrated Logic Systems, Inc. We issued 3,000,000 shares of our common stock in exchange for all outstanding shares of all classes of Integrated Logic Systems stock. Integrated Logic Systems designs and sells programmed semiconductor logic products. We purchased approximately $30,000 of product from Integrated Logic Systems in the year preceding the acquisition. The acquisition was accounted for as a pooling of interest, and the results of Integrated Logic Systems have been consolidated with our results, as if we have been merged throughout the periods presented.

     On June 16, 2000, we acquired 1,875,000 shares of the common stock of WebGear in return for 1,250,000 shares of our common stock. On September 29, 2000, we purchased incomplete research and development, patents and trademarks from WebGear and entered into an agreement to purchase at preferential rates new products developed from the patents and related technology. This agreement provided for WebGear to pay us approximately $600,000 over a 12-month period. The original contract price for the incomplete research and development totaled 1,875,000 shares of WebGear stock plus 3,400,000 shares of our common stock of which 500,000 were held in escrow based on WebGear fulfilling all obligations under the contract. In December 2000, WebGear defaulted on its payment obligations under the preferential rate purchase agreement, thus forcing them to relinquish the 500,000 escrow shares of our common stock which reduced the shares issued to 2,900,000 of our common stock.

     On July 31, 2000, we acquired Macrotech Semiconductor. We issued 1,250,000 shares of our common stock in exchange for all outstanding shares of all classes of Macrotech Semiconductor stock. Macrotech Semiconductor designs and sells programmed semiconductor logic products, which are an extension of the programmed semiconductor logic products that Integrated Logic Systems manufactures. The acquisition was accounted for as a pooling of interest, and the results of Macrotech Semiconductor have been consolidated with ours, as if we have been merged throughout the periods presented.

     On September 14, 2000, we entered into a one-year contract with two investment bankers, E.B.M. Associates, Inc. and World Trade Partners. Each company has received 500,000 shares of our common stock. Both companies will assist us in broadening our financial market presence and establishing new relationships within the industry, investment community and financial media, by arranging meetings for our management with industry analysts, presenting company profiles to analysts and brokerage firms, mailings and personal communication with investors. E.B.M. Associates supports these activities primarily in retail investment markets, while World Trade Partners supports these activities primarily in institutional markets. E.B.M. Associates and World Trade Partners cooperate to coordinate their activities. On September 14, 2000, the closing share price for our common stock was $ 1.0312 per share and accordingly $1,031,000 has been assigned to prepaid investor relations. The cost associated with this transaction is being amortized over the life of the contract. Approximately $301,000 was expensed in 2000. The balance will be expensed over the term of the contract, ending in the third quarter of 2001.

     On September 29, 2000, we purchased incomplete research and development, patents and trademarks from WebGear. The incomplete research and development consists of hardware and software developed for wireless data communications, that needs to be modified for use with the Bluetooth technology standard. See "Risk Factors-Our Recent Purchase of Incomplete Research and Development May Result in Significant Expenditures." We originally issued 3,400,000 shares of our common stock which was amended in December 2000 to 2,900,000. We also returned to WebGear the 1,875,000 shares of WebGear common stock that we acquired from WebGear on June 16, 2000. On September 29, 2000, the closing price of our common stock was $0.8438 per share. We have valued the purchased patents and trademarks at $125,000, which was capitalized and recorded as intangible assets. We have valued the incomplete research and development acquired from WebGear at $3,962,646, which was expensed immediately.

     On December 6, 2000, we signed a letter of intent to acquire Q-DOT Group, Inc. The merger was completed on March 14, 2001. We acquired Q-DOT Group in exchange for approximately 5,171,731 shares of our common stock, valued at $4,000,000 based on a twenty day average share closing price of approximately $0.77. One of the Q-DOT Group subsidiaries, specializes in advanced technology research and development for data acquisition, signal processing, imaging and data communications. Q-DOT Group's projects have been supported by "conventional" government and commercial contracts in addition to government contacts sponsored by the Small Business Innovation Research program. Independent government agencies, such as the Department of the Army, Department of the Navy and Department of the Air Force may award contracts directly, or "conventionally," or may award contracts through the Small Business Innovation Research program. The Small Business Innovation Research program is a Department of Defense program that funds early-stage research projects at small technology companies. We operate our Q-DOT Group's government contract research and development operations as a wholly owned subsidiary of us. The acquisition was accounted for as a pooling of interest, and the results of Q-DOT Group are consolidated with ours in our financials as if we have been merged throughout the periods. Q-DOT Group held a 1% membership interest in QD Acoustics, LLC. QD Acoustics specializes in high performance semiconductor applications for sonar and medical imaging products such as ultrasound equipment. We do not expect that our ownership interest in QD Acoustics will be material to our business.

RESULTS OF OPERATIONS

     GENERAL. We have designed and developed nonvolatile semiconductor products since we commenced business operations in May 1987. We have concentrated on the design and development of our nonvolatile semiconductor memory product families and technologies, marketing, distribution channels, and sources of supply, including production at subcontractors. With the acquisition of Integrated Logic Systems and Macrotech Semiconductor, we have added the capability to design, develop and produce gate array integrated circuits, or our logic products.

     Our business was founded on a specialized technology that supported development of nonvolatile semiconductor memories. We developed our current memory products out of this technology. This single product family does not allow growth into a broad range of applications. Therefore, in an effort to expand our products, we acquired from WebGear incomplete research and development of technology that we intend to apply within the emerging Bluetooth market segment. "Bluetooth" is an industry standard, short range wireless communications technology designed to allow a variety of electronic devices, such as wireless telephones, Personal Digital Assistants, notebook computers, desktop computers, peripheral input-output devices, television set-top boxes and Internet appliances to exchange data without the use of physical cabling. See "Risk Factors-Our Recent Purchase of Incomplete Research and Development May Result in Significant Expenditures."

     We anticipate that our acquisition of Q-DOT Group will enable us to enter the high speed data communications market, addressing both wired and wireless applications, based on advanced "Silicon Germanium" process technology. Silicon Germanium is rapidly becoming the technology of choice for many analog, mixed signal and high speed digital circuits.

     In September 1991, we began the sale of our commercially qualified 64 kilobit nonvolatile semiconductor memory products based on a 1.2 micron process technology. The 1 micron process technology is manufactured with spacing between design elements of approximately one millionth of one meter. Generally speaking, the smaller the spacing between design elements, the less expensive the production cost of our memory products. Accordingly, we generally try to design with lower micron technology. Kilobits are a measure of the amount of data that can be stored. More kilobits imply more storage.


     After initial qualification of our first product in 1991, we began expanding the 64 kilobit nonvolatile semiconductor memory product family. By the end of 1993, we had qualified the complete product family for commercial, industrial and military markets and had commenced sales of these products. When we say we "qualify" a product, we mean that our internal quality organization confirms the product's performance to the product's data sheet and accepted industry standards. Commercial products operate from 0 degrees to 70 degrees Centigrade, industrial products from -40 degrees to 85 degrees Centigrade and military products from -55 degrees to 125 degrees Centigrade. Specific customers require different temperatures for their applications. During 1995, we developed our 64 kilobit nonvolatile semiconductor memory products based on a 0.8 micron process technology. Qualification of this product occurred in 1996. In late 1996 and into 1997, we, along with assistance from Zentrum Mikroelektronik Dresden, completed the design, installation and qualification of our 256 kilobit nonvolatile semiconductor memory product based on 0.8 micron process technology into Zentrum Mikroelektronik Dresden's silicon wafer fabrication facility. In 1997, we installed the 256 kilobit nonvolatile semiconductor memory product built on 0.8 micron process technology in Chartered Semiconductor Manufacturing's silicon wafer fabrication facility. Qualification of this product for use in the commercial and industrial market occurred in 1997 and qualification for use in the military market occurred in the second quarter of 1998. In the fourth quarter 1997, we qualified the 64 kilobit nonvolatile semiconductor memory product built on 0.8 micron process technology for sale in the commercial and industrial market. Our programmed semiconductor logic products are supported with silicon wafers, built on 0.5 micron process technology, purchased from United Microelectronics and silicon wafers purchased from Chartered Semiconductor Manufacturing built on a 0.35 micron process technology. Products manufactured with smaller spacing generally support lower product costs by reducing the amount of raw material required for the product. Sales of products built on wafers purchased from Chartered Semiconductor Manufacturing and United Microelectronics accounted for all of our semiconductor product sales revenue for 2000.

     SIX MONTHS JUNE 30, 2001 AND 2000. During the six months ended June 30, 2001, we purchased our silicon wafers from Chartered Semiconductor Manufacturing to support the sales of our nonvolatile semiconductor memory products. Sales of our programmed semiconductor logic products were supported by silicon wafers purchased from United Microelectronics.


     We had net sales of $9,064,480 for the six months ended June 30, 2001 up from $7,678,004 recorded for the six months ended June 30, 2000. Product sales from our 4 kilobit, 16 kilobit, 64 kilobit and 256 kilobit nonvolatile semiconductor memory products were $7,770,629 and $5,483,421 for the six months ended June 30, 2001 and 2000, respectively. The increase in sales was due primarily to an increase in large customers placing production orders of our products, worldwide, along with an increase in product availability which allowed us to fill delinquent orders to our customers. Sales of our high end industrial and military products decreased by approximately $561,573 in the six months ended June 30,2001 as compared to the six months ended June 30, 2000. This decrease was due to a continued decrease in defense contracts. Two distributors of our nonvolatile semiconductor memory products and two direct customers accounted for approximately 64% of our net sales for the six months ended June 30, 2001. Products sold to distributors are re-sold to various end customers. The revenue generated from the sale of our logic products was $500,378 and $740,881 for the six months ended June 30, 2001 and 2000, respectively. This decrease was due to the completion of production contracts in 2000 and the internal activities focusing on integration of the logic business into the our operations. The revenue generated from research and development contracts acquired in the Q-DOT Group merger was $793,473 and $1,453,702 for the six months ended June 2001 and 2000, respectively. This decrease was primarily due to reduced billing rates against government contract due to employee attrition.

     We saw a decrease of approximately 9% decrease in our gross margin percentages for the six months ended June 30, 2001 as compared to the six months ended June 30, 2000. These decreases were due primarily to an increase in the cost of the silicon wafers required to produce our products. In March 2001, we were able to negotiate better pricing from this supplier and we also negotiated better pricing from our test subcontractor. We believe that these cost reduction measures should have an impact on the gross margins beginning in the third quarter of 2001.

     Total other operating expenses saw an increase of approximately $1,131,000 in the six months ended June 30, 2001 as compared to the six months ended June 30, 2000. Research and Development saw an approximate increase of $249,000, which was related to an approximate $301,000 increase in payroll and payroll overhead costs and a decrease of approximately $22,000 in product development costs and an approximate $30,000 decrease in repair and maintenance. Administration saw an approximate increase of $725,000, which was primarily related to an approximate increase of $516,000 which was related to the amortization of the shares of stock issued in September 2000, to two investment banker firms in return for services and an approximate $209,000 increase in legal and audit fees related to the acquisition of Q-DOT Group and securities work. Sales and Marketing saw an approximate $157,000 increase due primarily in an approximate increase in payroll and payroll overhead costs of $32,000 from Simtek, an approximate increase of $125,000 related to sales commissions to independent sales representatives as a direct result of revenue.

     We recorded a net loss of $561,685 and a net income of $756,146 for the six months ended June 30,2001 and 2000, respectively. The increase in net losses was due primarily to decreased gross margin percentages and the increase in administration costs.

     REVIEW OF 2000 OPERATIONS. Total sales for 2000 were $14,467,814. $12,150,750 was directly related to the sale of our semiconductor memories and $2,317,064 was related to revenue generated from our research and development contracts. Our product sales could have been greater if not for a shortage in the second half of 2000 of the wafers required to produce our nonvolatile semiconductor memory products. During 2000, total market demand exceeded Chartered Semiconductor Manufacturing's ability to supply silicon wafers to many of its customers. This condition persisted through 2000 limiting our raw materials supplies, but has improved in 2001 as total market demand has decreased. We believe that the lack of a long term contract with Chartered Semiconductor Manufacturing may have impacted our ability to receive silicon wafers because a long term contract could have obligated Chartered Semiconductor Manufacturing to provide us with silicon wafers. We did see an increase in volume production orders in 2000, which caused an increase in unit shipments and a slightly overall lower average selling price as compared to 1999. Sales of our 4 kilobit and 16 kilobit products decreased in 2000 by approximately 9% over 1999. This decrease was due to customers using higher density parts in their applications. Sales, based on dollar revenues, of our 64 kilobit and 256 kilobit commercial products saw an increase in 2000 by approximately 63% and 145%, respectively. These increases were due to larger production volume orders, or orders of high volume manufacturing of systems, targeted at competitive growth markets being placed in 2000 as compared to 1999. Sales of our 64 kilobit high-end industrial and military market saw a slight increase of 3% in 2000, while our 256 kilobit high-end industrial and military market saw a decrease in 2000 of approximately 65% as compared to 1999. This decrease was due to a decrease in defense contracts in 2000 resulting from federal policies which reduced production of defense systems using our products. We believe that future defense spending will increase to historic levels as a result of policy changes within the new administration, but it remains unclear when this will occur. Sales of our logic products saw an increase of approximately 79% in 2000 as compared to 1999. This increase was due primarily to increased product demand generated by our increased sales activities. The revenue generated from research and development contracts acquired in the Q-DOT Group merger decreased approximately 35%. This decrease was primarily due to reduced billing rates against government contracts which was a direct result of employee attrition.

     With  the  return  of  production   volume  orders  being  placed  for  our
nonvolatile semiconductor commercial memory products and an increase in competition, we saw a decrease in our overall average selling prices as compared to 1999. These orders reflect high volume manufacturing of systems targeted at competitive growth markets. However, with this decrease, we saw an increase in unit shipments for 2000 as compared to 1999 of approximately 6%, 56%, 178% and 76% for our 16 kilobit, 64 kilobit, 256 kilobit, and logic commercial products, respectively. Our 256 kilobit high-end industrial and military products saw a decrease of approximately 55% in unit shipments.

     Due to the decrease in high-end industrial and military sales, we had an approximate 3% decrease in our gross margins for 2000 as compared to 1999.

     YEARS ENDED DECEMBER 31, 2000 AND 1999. Our net sales for 2000 totaled $14,467,814 compared to $11,168,624 in 1999. $12,150,750 was directly related to the sale of our semiconductor memories and $2,317,064 was related to revenue generated from our research and development contracts. The increase in net product sales for the year ended December 31, 2000 was due primarily to increased volume production orders in the Far East and North America. During 2000, sales of our 64 kilobit and 256 kilobit nonvolatile semiconductor memory military products accounted for approximately 12% of our sales, while 64 kilobit and 256 kilobit commercial and industrial nonvolatile semiconductor memory products accounted for approximately 34% and 25% of sales in 2000 and 1999, respectively. Sales of our programmed semiconductor logic products account for approximately 9% of our sales. Revenue from research and development contracts accounted for approximately 15% of our sales. Sales of our 4 kilobit and 16 kilobit nonvolatile semiconductor memory products accounted for the balance of the sales in 2000. Two distributors and one direct customer of our nonvolatile semiconductor memory products accounted for approximately 42% of our net product sales for the year ended December 31, 2000. Products sold to distributors are resold to a larger number of system manufacturers.

     The increase in net loss in 2000 is primarily the result of expensing approximately $3,963,000 of purchased incomplete research and development from WebGear. We realized a positive gross margin of $6,044,285 in 2000 compared to $4,995,981 in 1999 for percentages of 42% and 45%, respectively.

     Operating expenses were approximately $4,500,000 more for the year ended December 31, 2000 than for the year ended December 31, 1999. The largest part of this increase, was related to research and development which had an approximate $3,900,000 increase. Of the approximate $3,900,000 increase, approximately $3,963,000 was due to the issuance of stock to WebGear for the purchase of their Bluetooth technology, an approximate $100,000 decrease in indirect costs related to our research and development contracts which was related to a decrease headcount, an approximate $100,000 increase in headcount additions, an approximate $18,000 increase in depreciation and an approximate decrease of $55,000, $14,000 and $12,000 related to product development, legal fees and repairs and maintenance, respectively. The increase in headcount was due to the addition of engineers required to develop the programmed semiconductor logic products, the decrease in product development was due to a reduction in development costs assigned to processing silicon wafers for development of a higher density version of our nonvolatile semiconductor memory products. The next largest increase of approximately $360,000 was in general and administration. Of the approximate $360,000 increase, approximately $301,000 was related to the amortization of the issuance of 1,000,000 shares of stock to two investment banker firms in September 2000 for services performed by us. Approximately $157,000 was related to increased legal and approximately $80,000 was related to audit fees incurred with the acquisitions of Integrated Logic Systems, Macrotech Semiconductor and Q-DOT Group, and the purchase of Bluetooth technology from WebGear. The remaining decrease of $178,000 was the net effect of a $300,000 decrease in payroll and benefits costs related to the administration of our government contracts and increase in payroll and benefits costs resulting from the addition of one employee, pay rate raises and bonuses for the administration of our semiconductor products. The decrease in payroll and benefits for our government contract business was due to the reduction in the amount of administrative employees. Sales and marketing saw an approximate $250,000 increase, primarily due to approximately $186,000 paid in sales commission to our independent sales representatives as a direct result of our increased revenue and an approximately $64,000 increase due to the addition of one employee.

     Other expense for the year ended December 31, 2000 decreased by approximately $30,000 as compared to December 31, 1999. This decrease was primarily due to an approximate $142,000 increase in funding to QD Acoustics, LLC which is offset with an approximate $95,000 decrease in interest expense and an approximate increase of $69,000 in interest income. Prior to March 14, 2001, Q-DOT Group had effective control over QD Acoustics pursuant to QD Acoustics' operating agreement. We ceased funding QD Acoustics and have no obligation to fund QD Acoustics.

     We had a net loss of $3,540,342 for the year ended December 31, 2000 compared to a net loss of $122,926 for the year ended December 31, 1999.

FUTURE RESULTS OF OPERATIONS

     Our ability to maintain profitability will depend primarily on our ability to continue reducing our manufacturing costs and increasing net product sales by improving the availability of existing products, by the introduction of new products and by expanding our customer base.

     As of June 30, 2001, we had a backlog of unshipped customer orders of approximately $4,100,000 expected to be filled by December 31, 2001. Orders are cancelable without penalty at the option of the purchaser prior to 30 days before scheduled shipment and therefore are not necessarily a measure of future product revenue.

     We believe that our earnings will increase in 2001 due to increased shipment volumes of our semiconductor products which we believe will result in lower costs based on volume purchasing of raw materials and subcontract services. We believe our shipment volumes will increase due to the growth in demand for our products that we have noticed over the last 18 months. During the first quarter of 2001, we had approximately 48% more revenue measured in dollars than in the previous quarter. During the second quarter of 2001, such growth in demand has decreased somewhat. We cannot assure you that the growth in demand, or demand for our products will not decline in the future. See "Risk Factors-Since the semiconductor industry is fast changing, our success depends on our ability to introduce new products." Our increased shipping volumes have led to reduced product costs. We have received reduced pricing from our packaging supplier that went into affect in the second quarter of 2001, and our silicon wafer subcontractor reduced prices that went into affect with June 2001 deliveries. We have also implemented test time reduction programs that started in May 2001 which will reduce test costs. We believe that the combination of these factors should result in improved earnings, provided that our customers' end markets remain robust.


     In 2000 and the first six months of 2001, we purchased all of our silicon wafers for our nonvolatile semiconductor memory products from a single supplier, Chartered Semiconductor Manufacturing. Approximately 89% of our sales for 2000 and 86% of sales for the first six months of 2001 were from finished units produced from these silicon wafers. We had an agreement with Chartered Semiconductor Manufacturing to provide wafers through September 1998. Although Chartered Semiconductor Manufacturing continues to provide us wafers under the terms defined in this contract we do not have a current agreement signed. We are, however, negotiating with Chartered Semiconductor Manufacturing to renew the contract. In 2000, we purchased all of our silicon wafers built on a 0.5 micron process technology and our silicon wafers built on a 0.35 micron process technology for our programmed semiconductor logic products from United Microelectronics and Chartered Semiconductor Manufacturing, respectively. Approximately 9% of our sales for 2000 were from finished units produced from these wafers. Currently, we do not have a current agreement signed for either of these companies to furnish us wafers, however, we have seen no disruption in their supply to us. Any disruptions in our relationship with Chartered
Semiconductor Manufacturing could have an adverse impact on our operating results.


     Zentrum Mikroelektronik Dresden, through their license agreement with us, has the worldwide right to sell nonvolatile semiconductor memory products developed jointly by us and Zentrum Mikroelektronik Dresden. As it has recently established volume production, Zentrum Mikroelektronik Dresden has begun selling such nonvolatile semiconductor memory products. In the past year, we did not see increased competition with Zentrum Mikroelektronik Dresden as compared to the previous year. However, due to Zentrum Mikroelektronik Dresden creating a second source for nonvolatile semiconductor memory products, we believe that its presence may have a positive impact because many large manufacturers require two sources from which to purchase product. We will not be receiving any further license payments from our contract with Zentrum Mikroelektronik Dresden.
     We intend to continue designing, developing and subcontracting the production of our memory products. We also propose to continue to sell to existing and new customers through our normal sales and marketing efforts. We also intend to extend our logic product offerings. We will also begin development of high performance data communications products based on Silicon Germanium process expertise gained through our acquisition of Q-DOT Group. We believe that the additional logic and data communication products offered through these acquisitions will allow us to expand our product offering into new applications and additional customers. We anticipate that this will reduce our dependence on any single product line and provide additional potential sources of revenue.

LIQUIDITY AND CAPITAL RESOURCES

     From inception through December 31, 2000, we have received approximately $32,100,000 of gross proceeds from the sale of convertible debt and equity securities. From inception through December 31, 2000, we generated approximately $10,085,000 of gross revenue from the sale of product and technology licenses, approximately $45,215,000 from net product sales and approximately $600,000 in royalty income.

     Under the Cooperation Agreement entered into with Zentrum Mikroelektronik Dresden in September 1995, Zentrum Mikroelektronik Dresden had the right to convert all financing into shares of our common stock at a price of $0.175 per share for all monies paid in 1995 and at the average share price of the quarter the monies were paid for all monies paid in 1996. In 1996, we received $378,551 under this agreement of which $248,398 was converted into 1,353,374 shares of our common stock at a price of $.1548 and 165,000 shares of our common stock at a price of $.2358. Zentrum Mikroelektronik Dresden converted the remaining $130,153 into 551,964 shares of our common stock. During 2000, Zentrum Mikroelektronik Dresden began selling their shares of our common stock.

     In 1998, we closed a $1,500,000 financing transaction with Renaissance Capital. This offering involved convertible debentures with a seven year term bearing interest at 9 percent per annum. In the first quarter of 2000, Renaissance converted all $1,500,000 of the debentures into an aggregate of 7,692,308 shares of our common stock. At the time of the conversion of the debentures, we were able to cease making interest payments and the underlying note was paid in full.

     During 2000 and the first quarter of 2001, we acquired three companies in exchange for a total of approximately 9,420,000 shares of our common stock. Each of these acquisitions were handled as a pooling of interest and therefore the financial activities were integrated retroactively through 1999. We were not required to pay any cash as part of the purchase price in these transactions.

     During 2000, we issued a total of 3,900,000 shares of our common stock to three separate companies. We issued 2,900,000 in exchange for incomplete research and development that we acquired from WebGear and 500,000 shares of our common stock to each of two separate investment banker firms, World Trade Partners and E.B.M. Associates, for their services.

     For the six months ended June 30, 2000, cash flows used in operating activities was primarily a result of a net loss of $561,685 which is offset by $222,480 in depreciation and amortization, an increase in reserves of $11,642, customer deposits of $2,000 and a decrease in prepaid expenses and other expenses of $548,846 and a decrease of $53,634 in accrued expenses. Increases in accounts receivable, inventory and accounts payable of $659,541, $1,209,591 and $773,165, respectively were related to increased product demand. The change in cash flows used in investing activities was primarily due to the purchase of equipment required to test our products of $290,683 and payments on a capital lease obligation of $23,132. The change in cash flows used in financing activities of $80,976 was due primarily to payments on a line of credit and notes payable and the buyback of Simtek common stock and receipts from deferred revenue.

     For the six months ended June 30, 2000, cash flows provided by operating activities was primarily due to a net income of $756,147, depreciation of $214,797, contributed services of $35,000, an increase in reserve accounts of $366,491 and a decrease of $24,750 in customer deposits. Increases in accounts receivable, inventory, accounts payable and accrued expenses of $635,612, $146,584, $89,673, $140,251, respectively, were related to increased product sales. Cash flows used in investing activities were due primarily to the purchase of equipment required to test our products of $238,275 and payments on a capital lease obligation of $18,542 both of which were offset by a decrease of $100,000 in restricted cash. Cash flows used in financing activities of $19,992 were due primarily to payments on notes payable and on a line of credit that was offset by the purchase of stock options by our employees.

     For the year ended December 31, 2000, cash flow provided by operations was $962,818, which is primarily due to a net loss of $3,540,342, which is offset by the WebGear asset purchase of $3,962,645, depreciation and amortization of $430,962, stock issuance for services of $22,932, a change in reserve accounts of $196,407, an increase of accounts receivable of $152,364, an increase of inventory of $85,270, a decrease in prepaid and other of $174,311 and a decrease in accounts payable of $39,689, an increase in accrued expenses of $44,371 and a decrease in customer deposits of $53,010. The increase in depreciation was due primarily to the addition of computers and software required to develop our programmed semiconductor logic products and the addition of equipment required to test our products nonvolatile semiconductor memory products. $300,767 of the stock issuance for services was related to the amortization of the stock issued to E.B.M. Associates and World Trade Partners, the balance was related to the issuance of stock for services performed by our board of directors. The change in reserve accounts, accounts receivable, and inventory was due to increased product sales. The increase in prepaid and other was due primarily by our requirement to prepay for our silicon wafer deliveries if we are above our credit limit. The decrease in customer deposits was primarily due to customers prepaid orders at the end of 1999 and the product did not ship to them until 2000.

     The use of cash flows in investing activities was due to purchases of equipment related to the purchase of test fixtures and printed circuit boards used to electrically exercise our nonvolatile semiconductor memory products manufactured at Chartered Semiconductor Manufacturing and the purchase of computers and software required for development of our programmed semiconductor logic products.

     The cash flows provided by financing were primarily the result of the exercise of stock options of $297,067, borrowings from a line of credit and the issuance of a note of $908,231 which was offset by the payments on the line of credit of $1,133,000 and a notes payable of $136,135.

     For the year ended December 31, 1999, cash flow provided by operations was $354,236, which was primarily due to depreciation and amortization of $391,718, a change in reserve accounts of $90,936, an increase of accounts receivable of $174,429, and an increase in accounts payable of $342,754, a decrease in accrued expenses of $179,291 and an increase in customer deposits of $51,850. The increase in accounts receivable was due to a large revenue month in December 1999, from which the cash was not received until the first quarter of 2000. The increase in accounts payable was due primarily to an increase in product demand which requires us to maintain a larger wafer and work-in-progress inventory, which is payable to our subcontractors on 30 day terms and to the purchase of software that is being paid for on a five year capital lease.


     The use of cash flows in investing activities for the year ended December 31, 1999, was due to purchases of equipment related to the testing of our nonvolatile semiconductor memory products and manufacturing and test equipment for our programmed semiconductor logic products and from the purchase of a restricted certificate of deposit. Of the $317,625 of equipment purchased, $179,310 related primarily of test fixtures and printed circuit boards used to electrically exercise our products manufactured at Chartered Semiconductor Manufacturing and wafer processing hardware used to support manufacturing of our programmed semiconductor logic products at United Microelectronics. The balance of $138,315 was related to computers and software purchased for use with our research and development contracts. A $300,000 certificate of deposit was established as collateral for a $300,000 letter of credit that is required by one of our suppliers in the event that we default on payments.


     The cash flows provided by financing activities were primarily the result of proceeds from notes payable and capital contributions. We are not aware of any material commitments for capital expenditures, or any known trends, events, uncertainties that have had or expected to have a material impact on our sales, revenues or income, other than what we discussed above. We are also not aware of any seasonal aspects that had a material effect on our financial condition or results of operations.

SHORT-TERM LIQUIDITY.

     Our cash balance at June 30, 2001 was $1,538,390.

     Our future liquidity will depend on our revenue growth and our ability to sell our products at positive gross margins and control of our operating expenses. Over the coming year, we expect to spend approximately $10,000,000 for operating expenses. We expect to meet these capital needs from sales revenues and, to the extent we do not have sufficient revenues, from our existing cash reserves.

LONG-TERM LIQUIDITY.

     We will continue to evaluate our long term liquidity. We currently do not have any material plan of financing for the medium or long term or out of the ordinary demands of our cash. We expect to continue to meet our capital needs from sales revenues.

ACCOUNTING STATEMENTS

     On June 30, 2001, the FASB approved the issuance of SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and other Intangible Assets. SFAS 141 states that all business combinations should be accounted for using the purchase method of accounting; use of pooling-of-interest method is prohibited. Accounting for the excess of the fair value of net assets of cost (negative goodwill), will be allocated to certain assets first with any remaining excess recognized as an extraordinary gain. SFAS No. 141 is effective for business combination completed afer June 30, 2001. Adoption of SFAS No. 141 is not expected to have a material impact on the accounting for business acquisitions prior to July 1, 2001. SFAS No. 142 addresses the accounting for all purchased intangible assets but not the accounting for internally developed intangible assets. Goodwill will no longer be amortized and will be reviewed for impairment in accordance with SFAS No. 142. Goodwill will be tested annually and on an interim basis if an event or circumstance occurs between the annual tests that might reduce the fair value of the reporting unit below its carrying value. SFAS No. 142 is effective for fiscal years beginning after December 31, 2001, with early adoption permitted. Goodwill and intangible assets acquired in a transaction completed after June 30, 2001 but before SFAS No. 142 is initially applied will be accounted for in accordance with SFAS No. 142. Therefore amortization of goodwill acquired prior to July 1, 2001 will cease when the company elects to adopt SFAS No. 142.

     In 1998,  Statement of Financial  Accounting  Standards 133, Accounting for
Derivative Instruments and Hedging Activities was issued. Statement 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments as fair value. This statement is effective for the Company's financial statements for the year ended December 31, 2001 and the adoption of this standard is not expected to have a material effect on the Company's financial statements.

INFLATION

     The impact of inflation on our business has not been material.

                                    BUSINESS

GENERAL

     We provide integrated circuits to the electronics market for use in a variety of systems, such as computers, copiers, factory controllers, electric meters and military systems. We design, market and sell our products, but we subcontract the majority of our manufacturing requirements. We have designed and developed nonvolatile semiconductor products since we began business operations in May 1987. We have concentrated on the design and development of the 4, 16, 64 and 256 kilobit nonvolatile semiconductor memory product families and technologies, distribution channels, and sources of supply, including production at subcontractors. Kilobits are a measure of the amount of data that can be stored, more kilobits imply more storage. With our acquisitions of Integrated Logic Systems and Macrotech Semiconductor, we have added the capability to design, develop and produce programmed semiconductor logic products.

     In September 2000, we purchased incomplete research and development, patents and trademarks from WebGear. Simtek has established a core business within the nonvolatile memory application segment, and is now expanding into other technology areas including logic and data communication markets. These additional product families are intended to allow more rapid total revenue growth and to reduce the risk inherent in our historic dependence on one product family.

     As of June 30, 2001, our backlog for released purchase orders was approximately $4,100,000, all of which we expect to ship by December 31, 2001. Orders are cancelable without penalty at the option of the purchaser prior to 30 days before scheduled shipment and therefore are not necessarily a measure of future product revenue.

     We are in production of our first four families of memory products, 256 kilobit, 64 kilobit, 16 kilobit and 4 kilobit nonvolatile semiconductor memories. Our 256 kilobit nonvolatile semiconductor memory product was qualified by our internal quality organization to the product's data sheet and in accordance with accepted industry standard practices in 1997 for sales into commercial and industrial markets and in 1998 for shipment into the military market. Our 64 kilobit nonvolatile semiconductor memories meet or exceed the requirements for sales into commercial, industrial and military markets. Our 16 kilobit and 4 kilobit nonvolatile semiconductor memories have been qualified for sales into commercial and industrial markets. Our nonvolatile semiconductor memories are physically smaller and require less maintenance than Static Random Access Memory devices that achieve nonvolatility through the use of internal batteries and are more convenient to use than Static Random Access Memory devices that achieve nonvolatility by being combined with additional chips.

     Our programmed semiconductor logic products are used to replace programmable logic devices when a customer has completed his system design and requires cost-reduced integrated circuits for volume manufacturing. Each programmed semiconductor logic product is configured using the individual customer's design files and is built to his specific requirements.


     We reduce capital requirements by subcontracting all phases of the manufacturing process. Chartered Semiconductor Manufacturing began providing silicon wafers for our nonvolatile semiconductor memory products in September 1993 and continues to provide wafers based on our product technology. United Microelectronics and Chartered Semiconductor Manufacturing provide silicon wafers for our programmed semiconductor logic products based on 0.5 micron and
0.35 micron product technology, respectively. Amkor Technology and Amkor Test Services provide assembly and final test services, respectively, for our nonvolatile semiconductor memory products built from the wafers purchased from Chartered Semiconductor Manufacturing. Advanced Semiconductor Engineering and IPAC provide assembly services for our programmed semiconductor logic products. Testing of our programmed semiconductor logic products is done either internally or by Multitech Design and Test.

     During 2000, all of the wafers used to produce our nonvolatile semiconductor memories were purchased from Chartered Semiconductor Manufacturing. Sales of these products accounted for approximately 75% of our revenue for 2000. Wafers were purchased from both Chartered Semiconductor Manufacturing and United Microelectronics in 2000 to support our programmed semiconductor logic products. Sales of these products accounted for approximately 9% of our revenue for 2000. The remaining 16% of our revenue was from research and development contracts.


     We currently have three sales and marketing offices, located in Colorado Springs, Colorado, Bristol, England and Atlanta, Georgia. We have engaged 17 independent representative organizations with 40 sales offices and 31 distributor organizations with 105 sales offices. These organizations have multiple sales offices and sales personnel covering specific territories. Through these organizations and their sales offices we are capable of serving a worldwide market.

     In the last 12 months, we have made three acquisitions and issued stock instead of paying cash to three companies for the purchase of goods and services.

     Memory Industry and Product Background

     The semiconductor memory market is large and highly differentiated. This market covers a wide range of product densities, speeds, features and prices. The ideal memory would have:

o high bit density per chip to minimize the number of chips required in a system;
o fast data read and write speeds to allow a system's microprocessor to access data without having to wait;
o    the ability to read and modify data an unlimited number of times;
o the ability to retain its data indefinitely when power is interrupted (i.e. nonvolatility);
o    availability in a variety of package types for modern assembly  techniques;
     and
o the ability to be tested completely by the manufacturer to ensure the highest quality and reliability.

Although customers would like to have memory components with all of these attributes it currently is not technically feasible. Therefore, the memory market is segmented with different products combining different mixes of these attributes.

     Semiconductor memories can be divided into two main categories, volatile and nonvolatile. Volatile memories generally offer high densities and fast data access and programming speeds, but lose data when electrical power is interrupted. Nonvolatile memories retain data in the absence of electrical power, but typically have been subject to speed and testing limitations they also wear out if they are modified too many times. There are a number of common volatile and nonvolatile product types, as set forth below. The list of products under "Combinations" is limited to single packages and does not include combinations of the listed memories in separate packages, such as Static Random Access Memories in combination with Electrically Erasable Programmable Read Only Memories and Erasable Programmable Read Only Memories.

            Volatile                              Nonvolatile                          Combinations
            --------                              -----------                          ------------
Static Random Access Memories           Electrically Erasable Programmable      Nonvolatile Static Random Access
                                        Read Only Memory                        Memory

Dynamic Random Access Memory            Flash Memory                            Nonvolatile Random Access
                                                                                Memory
                                        Erasable Programmable Read Only         Static Random Access Memory
                                        Memory                                  plus lithium battery
                                        Programmable Read Only Memory
                                        Read Only Memory

s5

     VOLATILE MEMORIES. Rewritable semiconductor memories store varying amounts of electronic charge within individual memory cells to perform the memory function. In a Dynamic Random Access Memory the charge must be electrically refreshed many times per second or data are lost even when power is continuously applied. In a Static Random Access Memory the charge need not be refreshed, but data can be retained only if power is not interrupted.

     NONVOLATILE MEMORIES. A Read Only Memory is programmed, or written, once in the later stages of the manufacturing process and cannot be reprogrammed by the user. Programmable Read Only Memory can be programmed once by the user, while Erasable Programmable Read Only Memory may be reprogrammed by the user a limited number of times if the Erasable Programmable Read Only Memory is removed from the circuit board in the equipment. Both Flash memory and Electrically Erasable Programmable Read Only Memory may be reprogrammed electrically by the user without removing the memory from the equipment. However, the reprogramming time on both Electrically Erasable Programmable Read Only Memory and Flash memory is excessively long compared to the read time such that in most systems the microprocessor must stop for a relatively long time to rewrite the memory.

     COMBINATIONS. Many customers use a combination of volatile and nonvolatile memory functions to achieve the desired performance for their electronic systems. By using Static Random Access Memories in combination with Erasable Programmable Read Only Memory and Electrically Erasable Programmable Read Only Memory chips, customers can achieve nonvolatility in their systems and still retain the high data read and write speeds associated with Static Random Access Memory. This approach, however, is not desirable in many applications because of the size and cost disadvantages associated with using two or more chips to provide a single memory function. Also, it may take up to several seconds to transfer the data from the Static Random Access Memory to the Electrically Erasable Programmable Read Only Memory; an excessive time at power loss. As a result, attempts have been made to combine nonvolatile and volatile memory features in a single package or silicon chip. One approach combines an Static Random Access Memory with lithium batteries in a single package.

     Nonvolatile Random Access Memories combine volatile and nonvolatile memory cells on a single chip and do not require a battery. We believe our nonvolatile semiconductor memory represents a significant advance over existing products that combine volatility and nonvolatility on a single silicon chip. We combine an Static Random Access Memory cell with an Electrically Erasable Programmable Read Only Memory cell to create a small nonvolatile semiconductor memory cell. Our unique and patented memory cell design enables the nonvolatile semiconductor memory to be produced at densities higher than existing Nonvolatile Random Access Memories and at a lower cost per bit. In addition to high density and nonvolatility, the nonvolatile semiconductor memory has fast data access and program speeds and the Static Random Access Memory portion of the memory can be modified an unlimited number of times without wearing out.

     MEMORY TECHNOLOGY

     We use an advanced implementation of silicon-nitride-oxide-semiconductor technology. Silicon-nitride- oxide-semiconductor technology stores electrical charge within an insulator, silicon nitride, and uses a thin tunnel oxide layer to separate the silicon nitride layer from the underlying silicon substrate. Silicon-nitride-oxide- semiconductor technology prevents tunnel oxide rupture in the memory cell from causing an immediate loss of data. Oxide rupture has been a major cause of failures in Flash and Electrically Erasable Programmable Read Only Memories using floating gate technology, where charge is stored on a polysilicon conductor surrounded by insulators. To protect against these failures, many floating gate Electrically Erasable Programmable Read Only Memories have required error correction circuitry and redundant memory cells. This increases product cost by requiring more silicon area. Error correction and redundancy are not required for our products to protect against tunnel oxide rupture. In addition, our product designs incorporate a special test feature which can predict data retention time for every individual memory cell based on measuring the rate of charge loss out of the silicon nitride.

     The Silicon-nitride-oxide-semiconductor technology coupled with our nonvolatile semiconductor memory cell allows high performance nonvolatile Static Random Access Memory to be manufactured using complementary metal oxide semiconductor technology. The Silicon-nitride-oxide-semiconductor technology that we use has proven to be highly reliable, as demonstrated by our product qualification results to date.

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     OUR MEMORY PRODUCTS

     Nonvolatile Static Random Access Memories. Our 256 kilobit, 64 kilobit, 16 kilobit and 4 kilobit nonvolatile semiconductor memory product families consist of nonvolatile memories that combine fast Static Random Access Memory and nonvolatile Electrically Erasable Programmable Read Only Memory characteristics within each memory cell on a single chip of silicon. The Static Random Access Memory portion of the nonvolatile semiconductor memories is operated in the same manner as most existing Static Random Access Memory products. The Static Random Access Memory can be written to and read from an unlimited number of times. The Electrically Erasable Programmable Read Only Memory can be programmed, depending upon device type, by user control or automatically by transferring the Static Random Access Memory contents into the Electrically Erasable Programmable Read Only Memory. The Electrically Erasable Programmable Read Only Memory data can be transferred back into the Static Random Access Memory by user control or the data can be transferred automatically.

     Our nonvolatile semiconductor memories have fast data access speeds of 20, 25, 35 and 45 nanoseconds. These data access speeds correspond to those of fast Static Random Access Memory and meet the requirements of much of the fast Static Random Access Memory market. The high speed characteristics of our nonvolatile semiconductor memories allow them to be used in applications with various high performance microprocessors and digital signal processors such as those manufactured by Intel Corp., Texas Instruments and Motorola. Our nonvolatile semiconductor memories can be used to replace Static Random Access Memories with lithium batteries and multiple chip solutions such as Static Random Access Memory plus Electrically Erasable Programmable Read Only Memory or Flash Memory.

     The various combinations of density and speed allow our nonvolatile semiconductor memory products to meet the design and performance requirements of many different types of systems.

     We finalized commercial and industrial qualification of two versions of our initial 64 kilobit nonvolatile semiconductor memory product offering in September 1991 and April 1992, respectively. We completed military qualification of our initial nonvolatile semiconductor memories in May 1992. We began sales into the commercial market of our initial 16 kilobit nonvolatile semiconductor memory product family in 1992. The nonvolatile semiconductor memory product family also includes the 4 kilobit version. We completed the development and product qualification of the 64 kilobit AutoStoreTM nonvolatile semiconductor memory in 1993. The AutoStoreTM version automatically detects power loss and transfers the data from the Static Random Access Memory cells into the Electrically Erasable Programmable Read Only Memory cells. This device does not require instructions or intervention from the system microprocessor to notify it of the power loss. Commercial and industrial qualification of our 256 kilobit nonvolatile semiconductor memory occurred in 1997 and military qualification of our 256 kilobit nonvolatile semiconductor memory was completed in the second quarter of 1998.

     PROGRAMMABLE LOGIC DEVICE INDUSTRY

     The electronics industry uses logic integrated circuits to route electrical signals to perform tasks unique to that system. These unique operations differentiate one system capability from another. Field Programmable Gate Arrays and Complex Programmable Logic Devices have become popular for this purpose, and are supplied by a number of major suppliers, such as Xilinx and Altera. These products provide high performance, flexible solutions, but the technology required to allow these products to be programmable is expensive when compared to non- programmable, fixed function, application specific products.

     PROGRAMMED SEMICONDUCTOR TECHNOLOGY


     We subcontract the production of our semiconductor logic products to various fabrication facilities. We provide the fabrication facilities with the design of our programmed semiconductor logic products and these facilities install our designs on the chips through standard wafer processing. We currently contract with United Microelectronics for 0.5 micron technology and with Chartered for 0.35 micron technology, in each case through purchase orders on a case-by-case basis. We plan to migrate the technology to a 0.25 micron process as the market develops. Lower micron processes allow us to provide our customers with the same functionality in our products but at a lower cost.

     OUR PROGRAMMED SEMICONDUCTOR LOGIC PRODUCTS

     Programmed semiconductor logic products are built to order based on customer designs that are electronically transferred to our design workstations. Our engineers then verify the design and implement it in the appropriate technology to provide the most cost effective solution available for the customer.

     Our customers often ask that we provide them with programmed semiconductor logic products at a lower price than their existing logic products without sacrificing the products' functionality. Our software conversion tools translate our clients' design files of their logic products generally allowing us to provide our clients with a logic product that has the same functionality but at a lower cost than their existing logic products. We have also developed a testability feature that allows us to test our programmed semiconductor logic products without dedicating a portion of the chip area to such testing.

PRODUCT WARRANTIES

     We presently provide a one-year limited warranty on our products.

RESEARCH AND DEVELOPMENT

     Our research and development activities are centered around developing new products and reducing the cost of our nonvolatile semiconductor memory products as well as the development and design of customer specific programmed semiconductor logic products. We have reduced our production costs by introducing our 0.8 micron process technology. This technology reduced the size of the 64 kilobit nonvolatile semiconductor memory chip and enabled us to develop a cost effective 256 kilobit nonvolatile semiconductor memory. We are continuing our efforts to improve yield on the 0.8 micron technology. In order to further reduce costs, since late 1997 we have used outside experts for testing of our products. We have a test floor used for evaluation of our technologies, product designs and product quality. The test floor is also used for production testing of silicon wafers.

     In an effort to expand our products, we acquired, from WebGear, incomplete research and development of technology that we intend to apply within the emerging Bluetooth market segment. "Bluetooth" is an industry standard, short range wireless communications technology designed to allow a variety of electronic devices, such as wireless telephone, Personal Digital Assistants, notebook computers, desktop computers, peripheral input-output devices, television set-top boxes and Internet appliances to exchange data without the use of physical cabling. We plan to spend approximately $750,000 over the next year in order to develop and manufacture integrated circuits using the technology in Bluetooth applications.

     We anticipate that our acquisition of Q-DOT Group will enable us to enter the high speed data communications market, addressing both wired and wireless applications, based on advanced Silicon Germanium process technology. Silicon Germanium is rapidly becoming the technology of choice for many analog, mixed signal and high speed digital circuits. We plan to spend approximately $350,000 over the next year in order to develop and manufacture integrated circuits using the Silicon Germanium process technology.

     Our research and development expenditures for the years ended December 31, 2000 and 1999 were $6,158,189 and $2,240,273, respectively. Of the $6,158,189 expenditure incurred in 2000, $3,962,646 was related to the incomplete research and development we purchased from WebGear with stock. We intend to continue expenditures on research and development; however, the percentage of research and development expenditures is expected to decrease relative to expenditures relating to the commercial production of our existing products.

MANUFACTURING AND QUALITY CONTROL

     Our manufacturing strategy is to use subcontractors whose production capabilities meet the requirements of our product designs and technologies.

     In 1992, we entered into a manufacturing agreement with Chartered Semiconductor Manufacturing to provide us with silicon wafers for our products. Under the manufacturing agreement with this subcontractor, it has installed a manufacturing process for versions of our current and future memory products.

     Finished wafer procurement reverted to Chartered Semiconductor Manufacturing during 1998 as we ceased purchasing finished units from Zentrum Mikroelektronik Dresden. We used United Microelectronics for wafer procurement of our 0.5 micron Programmed semiconductor logic products and Chartered Semiconductor Manufacturing for wafer procurement of our 0.35 micron Programmed semiconductor logic products. During 2000, all of our product revenue was based on wafers purchased from Chartered Semiconductor Manufacturing and United Microelectronics.


     Device packaging of our nonvolatile semiconductor memory products continued at the Amkor facilities in the Philippines and South Korea. Final test for our nonvolatile semiconductor memory products was established successfully at Integra Technologies, now Amkor Test Services, in Wichita, Kansas. Device packaging of our programmed semiconductor logic products continued at Advanced Semiconductor Eng., Inc. in Taiwan. Final test of our programmed semiconductor logic products was completed in our Colorado Springs facility and at Multitech Design and Test in San Jose, California.

     Our subcontractors provide quality control for the manufacture of our products. We maintain our own quality assurance personnel and testing capability to assist the subcontractors with their quality programs and to perform periodic audits of the subcontractors' facilities and finished products to ensure product integrity.

     Our quality and reliability programs were audited by several commercial and military customers during 2000 as part of routine supplier certification procedures. All such audits were completed satisfactorily.

MARKETS

     Our memory products are targeted at fast nonvolatile Static Random Access Memory markets, Static Random Access Memory plus Electrically Erasable
Programmable Read Only Memory markets and other nonvolatile memory products broadly used in commercial, industrial and military electronic systems.

     Our  programmed   semiconductor   logic  products  are  built  to  customer
requirements in many application areas. Therefore, we believe that our products will address very broad markets including these applications:

     Airborne and Space Computers *           Lighting *
     Automotive Control & Monitoring          Medical Instruments *
     Portable Telephone Modems                Control Systems *
     Portable Computers                       Currency Changers
     Postal Meters                            Data Monitoring Equipment *
     Printers *                               Disk Drives *
     Process Control Equipment *              Facsimile Machines *
     Radar and Sonar Systems *                Gaming *
     Telecommunications Systems *             GPS Navigational Systems
     Terminals *                              Guidance and Targeting Systems *
     Test Equipment *                         High Performance Workstations
     Utility Meters *                         Laser Printers *
     Vending Machines                         Mainframe Computers
     Weapon Control Systems *                 CD Writers
     Security Systems *                       Copiers *
     Broadcast Equipment *                    Cable TV Set Top Converter Boxes *
     Studio Recording Equipment *

The applications marked with an asterisk currently use our products. The other applications use similar products, but may use our products in newer designs.

We are increasing marketing and sales emphasis on office automation products such as copiers and mass storage systems as well as beginning new sales efforts in data communication applications.

SALES AND DISTRIBUTION

     Our strategy is to generate sales through the use of independent sales representative agencies and distributors. We believe this strategy provides the fastest and most cost effective way to assemble a large and professional sales force.

     We currently have three sales and marketing offices, located in Colorado Springs, Colorado, Bristol, England and Atlanta, Georgia. We have engaged 17 independent representative organizations with 40 sales offices and 31 distributor organizations with 105 sales offices. Both organizations have multiple sales offices and sales personnel covering specific territories. Through these organizations and their sales offices we are capable of serving a worldwide market.

     Independent sales representatives typically sell a limited number of noncompeting products to semiconductor users in particular geographic assigned territories. Distributors inventory and sell products from a larger number of product lines to a broader customer base. These sales channels are complementary, as representatives and distributors often work together to consummate a sale, with the representative receiving a commission from us and the distributor earning a markup on the sale of the products. We supply sales materials to the sales representatives and distributors.

     For our marketing activities, we evaluate external marketing surveys and forecasts and perform internal studies based, in part, on inputs from our independent sales representative agencies. We prepare brochures, data sheets and application notes on our products.

CUSTOMERS AND BACKLOG

     We have shipped qualified nonvolatile semiconductor memory products to customers directly and through distributors since the September 1991 commercial product qualification; the majority of our customers are Fortune 500 companies. Approximately 40% of our net product sales during 2000 were to customers in the Pacific Rim and approximately 17% were to customers in Europe. The remaining product sales were to customers in North America.

     As of June 30, 2001, we had a backlog of unshipped customer orders of approximately $4,100,000, which is expected to be filled by December 31, 2001. Orders are cancelable without penalty at the option of the purchaser prior to 30 days before scheduled shipment and therefore are not necessarily a measure of future product revenue.

     During 2000, we continued to receive initial and scheduled production orders on our 64 kilobit and 256 kilobit nonvolatile semiconductor memory product. We believe that we will continue to receive volume production orders on these products.

LICENSES

     ZENTRUM MIKROELEKTRONIK DRESDEN. In June of 1994, we signed a joint development agreement with Zentrum Mikroelektronik Dresden to install the 1.2 micron products for manufacture at Zentrum Mikroelektronik Dresden and to jointly develop the 0.8 micron technology at Chartered Semiconductor Manufacturing. The agreement was modified in August of 1994 by a Letter of Intent between us to bypass the installation of our nonvolatile semiconductor memory products based on a 1.2 micron process technology at Zentrum Mikroelektronik Dresden and instead modify the 0.8 micron technology to run in the Zentrum Mikroelektronik Dresden factory. Zentrum Mikroelektronik Dresden has paid us all the monetary requirements under this agreement including any royalties we may receive from sales of these jointly developed products.

     FUTURE LICENSE SALES. We intend to sell product and technology licenses on a selective basis. We will continue to seek licensing partners who can contribute to the development of the nonvolatile semiconductor memory market and provide a meaningful level of revenue to us while not posing an undue threat in the marketplace.

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COMPETITION

     Our products compete on the basis of several factors, including data access and programming speeds, density, data retention, reliability, testability, space savings, manufacturability, ease of use and price.

     Products that compete with our family of nonvolatile semiconductor memories fall into three categories. The first category of products that compete with our nonvolatile semiconductor memories are volatile and nonvolatile chips used in combination, such as fast Static Random Access Memories used with Erasable Programmable Read Only Memories, Electrically Erasable Programmable Read Only Memories, or Flash memory. We believe that we have advantages over these applications because the nonvolatile semiconductor memory allows data to be stored in milliseconds as compared to seconds for chips used in pairs. Our single chip solution provides a space savings and easier manufacturing. Our single chip solution generally provides increased reliability versus multiple chips. We believe it will be able to compete with many solutions requiring density up to 256 kilobits; however, in those instances where the density requirement is beyond 256 kilobits the nonvolatile semiconductor memory does not compete. New systems designs tend to use larger memory densities greater than 256 kilobits, reducing the market available to us. We estimate that less than 10% of the market uses 256 kilobit or smaller memories. Competitors in the multiple chip category include Cypress Semiconductor Corp., Integrated Technology, Inc., Toshiba, Fujitsu, Advanced Micro Devices, Inc., Atmel and National Semiconductor Corp. We currently hold less than 1% market share this market category.

     The second category of products that compete with our nonvolatile semiconductor memories are products that combine Static Random Access Memories with lithium batteries in specially adapted packages. These products generally are slower in access speeds than our nonvolatile semiconductor memories due in part to limitations caused by life of the lithium battery when coupled with a faster Static Random Access Memory. Our nonvolatile semiconductor memories are offered in standard, smaller, less expensive packages, and do not have the limitation on lifetime imposed on the Static Random Access Memory/battery solutions by the lithium battery. Our nonvolatile semiconductor memories can also be used for wave soldered automatic insertion circuit board assembly since they do not have the temperature limitations of lithium batteries. However, lithium battery-backed Static Random Access Memory products are available in densities of 1 megabit and greater per package. Companies currently supplying products with lithium batteries include Dallas Semiconductor Corp., ST Microelectronics and Texas Instruments. We currently hold approximately 10% of this market category.

     The third category consists of Nonvolatile random access memories that combine Static Random Access Memory cells and Electrically Erasable Programmable Read Only Memory memory cells on a monolithic chip of silicon. Our current product offerings are of higher density, faster access times and we believe can be manufactured at lower costs per bit than Nonvolatile random access memories. We believe that traditional manufactures of Nonvolatile random access memories have discontinued manufacturing their products.

     Zentrum Mikroelektronik Dresden, through their license agreement with us, has the worldwide right to sell under the Zentrum Mikroelektronik Dresden label nonvolatile semiconductor memories developed jointly by Zentrum Mikroelektronik Dresden and us. With volume production established at Zentrum Mikroelektronik Dresden, Zentrum Mikroelektronik Dresden is selling such nonvolatile semiconductor memories. This has had a positive impact for us by creating a second source, which is required by many larger companies, for our nonvolatile semiconductor memory products. However, in 2000, we were required to reduce prices to specific markets due to the increased competition from Zentrum
Mikroelektronik Dresden. We believe that the competition from Zentrum Mikroelektronik Dresden has increased the number of companies using nonvolatile semiconductor memories, but may have put downward pressure on average selling prices.

      We are aware of other semiconductor technologies for nonvolatile memory products. These technologies include ferroelectric memory and thin film magnetic memory. Each of these requires a newly developed process technology which has processing risk, but may deliver performance characteristics superior to our technology if perfected. Each of these processes integrates materials into the silicon processing steps which are not commonly used for semiconductor memory products today. If successful, these products could perform the same functions in a system that our products currently perform, but may be manufactured in higher density or lower cost products. Ramtron, Raytheon, Symetrix, and others are developing ferroelectric products. Honeywell, Inc. is developing magnetic film products.

     Programmed semiconductor logic-type solutions are supported by semiconductor companies such as AMI Semiconductor, NEC and Temic. These competitors provide a wide variety of solutions using semiconductor processes ranging from 0.8 micron process technology to 0.25 micron process technology. The business of converting customers' programmable logic products to non-programmable logic products is highly dependent on the customers' designs and system performance requirements. Each competitor's process technology and software tools will affect its ability to support any particular requirement.

PATENTS AND INTELLECTUAL PROPERTY

     We undertake to protect our product designs and technologies under the relevant intellectual property laws as well as by utilizing internal disclosure safeguards. Under our licensing programs, we exercise control over the use of our protected intellectual property and have not permitted our licensees to sublicense our nonvolatile semiconductor memory products or technology.

     It is common in the semiconductor industry for companies to obtain copyright, trademark, trade secret and patent protection of their intellectual property. We believe that patents are significant in our industry, and we are seeking to build a patent portfolio. We expect to enter into patent license and cross-license agreements with other companies. We have been issued twenty five patents in the United States on our nonvolatile semiconductor memory cell and other circuit designs. These patents relate to circuit implementations used to design our nonvolatile memory products. The use of these patents allows us to design circuits with lower power consumption and faster store timing than would be possible otherwise giving us a competitive advantage over other technologies. These patents have terms that expire through 2008 to 2013. We have also taken steps to obtain European patents in the large European countries, including Germany, France, the United Kingdom and Sweden on the nonvolatile memory patents that would have potential value in international markets. We have four applications that have been allowed and intend to prepare patent applications on additional circuit designs we have developed. However, as with many companies in the semiconductor industry, it may become necessary or desirable in the future for us to obtain licenses from others relating to our products.

     Many of our product designs are not protected by patents. We do not have patents on our logic product technology but rather protect such logic product technology as trade secrets. Our logic products accounted for approximately 9% of our sales for the year ended December 31, 2000. We also protect aspects of our technology that relate to our semiconductor memory products as trade secrets. There are disadvantages to protecting intellectual property as trade secrets rather than patents. See "Our Patents May Not Provide Us Effective Intellectual Property Protection; This Could Harm Our Business."

     We have received federal registration of the term "Novcel" a term we use to describe our technology. We have not sought federal registration of any other trademarks, including "Simtek" and "QuantumTrapTM" or our logo.

EMPLOYEES

     As of the date of this prospectus, we had 45 full-time employees.

FACILITIES

     We lease approximately 12,000 square feet of space in Colorado Springs, Colorado. This space includes a product engineering test floor of approximately 2,350 square feet. The lease expires on December 31, 2001. During 2000, we signed a lease for a new location in Colorado Springs, Colorado for approximately 16,000 square feet of space that includes a product engineering test floor of approximately 3,000 square feet. The new lease agreement requires the new landlord to begin paying all costs related to the old location at the time we take occupancy at the new location. In March 2001, we moved into the new facility, located at 4250 Buckingham Drive #100, Colorado Springs, CO 80907.

LEGAL PROCEEDINGS

     There were no legal proceedings against us as of the date of this prospectus.

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MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

     On November 16, 2000, we had a special meeting of shareholders to ratify the selection of Hein + Associates LLP as our independent auditors for the year ending December 31, 2000. The proposal was passed with the voting of 32,532,148 For, 97,355 Against, and 138,458 Abstained.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our directors and executive officers are as follows:

Name                                                 Age                      Position
----                                                 ---                      --------
Douglas M. Mitchell..............................    51       Director, Chief Executive Officer and President,
                                                              Chief Financial Officer (acting)

Klaus C. Wiemer..................................    63       Director

Robert H. Keeley.................................    59       Director

John Heightley    ...............................    64       Director

     DOUGLAS M. MITCHELL, served as our Chief Operating Officer from July 1, 1997 until January 1, 1998 at which time he became Chief Executive Officer, President and a director. Mr. Mitchell has over 20 years of experience in the semiconductor and electronics systems industry holding various marketing and sales management positions. Prior to joining us, he was President and Chief Executive Officer of a wireless communications company, Momentum Microsystems. Prior to this Mr. Mitchell was Vice President of Marketing with SGS- Thomson Microelectronics, responsible for marketing and applications engineering of Digital Signal Processing, transputer, microcontroller and graphics products in North America. SGS-Thomson had acquired Inmos Corporation where Mr. Mitchell had been Manager, US Marketing and Sales. Mr. Mitchell has held management positions at Texas Instruments and Motorola and has been responsible for various product definition and product development. Mr. Mitchell holds a Bachelors degree in electrical engineering from the University of Texas and a Masters of Business Administration degree from National University.

     KLAUS C. WIEMER, has served as a director since May 1993. He also serves on the boards of Neomagic Corp (NMGC) of Santa Clara, CA and InterFET Corp of Garland, TX. From July 1993 to May 1994, Dr. Wiemer served as President and Chief Executive Officer of our company. Since May 1994, Dr. Wiemer has been an independent consultant. From April 1991 to April 1993, Dr. Wiemer was President and Chief Executive Officer of Chartered Semiconductor Manufacturing , and from July 1987 to March 1991, Dr. Wiemer was President and Chief Operating Officer of Taiwan Semiconductor Manufacturing Company. Prior to 1987, Dr. Wiemer was a consultant for the Thomas Group specializing in the area of integrated circuit manufacturing and previously worked for fifteen years with Texas Instruments. Dr. Wiemer holds a Bachelors degree in physics from Texas Western College, a Masters degree in physics from the University of Texas and a Ph.D. in physics from Virginia Polytechnic Institute.

     ROBERT H. KEELEY, has served as a director since May 1993. He is currently the El Pomar Professor of Business Finance at the University of Colorado at Colorado Springs. From 1986 until he joined the faculty at the University of Colorado at Colorado Springs in 1992, Dr. Keeley was a professor in the Department of Industrial Engineering and Engineering Management at Stanford University. Prior to joining Stanford, he was a general partner of Hill and Carmen (formerly Hill, Keeley and Kirby), a venture capital firm. Dr. Keeley holds a Bachelors degree in electrical engineering from Stanford University, an M.B.A. from Harvard University and a Ph.D. in business administration from Stanford University. Dr. Keeley is also a director of Analytical Surveys, Inc. and a number of private companies.

     JOHN HEIGHTLEY, was appointed as a director in September 1998. Mr. Heightley is currently executive vice president and chief technology officer for United Memories of Colorado Springs. From 1990 to 1996, Mr. Heightley was president and chief executive officer of Adaptive Solutions, Inc. In 1986 and 1987, he held the position of president and chief executive officer of Gigabit Logic, Inc.; in 1987 he was appointed chairman of Gigabit along with his responsibilities as president and chief executive officer. Mr. Heightley held these positions until 1990. Prior to Gigabit, Mr. Heightley served as president and chief executive officer of Ramtron Corporation from 1985 to 1986 and from 1978 to 1985 he served as a member of the board of directors, president, chief operating officer and vice president of memory products for Inmos International, plc. Mr. Heightley was granted a B.S. degree in Engineering Science from Penn State University and earned a M.S. degree in Electrical Engineering from M.I.T.

     Mr. Harold Blomquist resigned as a member of our board of directors on June 28, 2001. We will fill the vacancy on our board in accordance with our bylaws.

     Subject to the requirement that the board of directors be classified if it consists of six or more persons, directors serve until the next annual meeting or until their successors are elected and have qualified. Officers serve at the discretion of the board of directors. Vacancies on the board of directors are filled by the existing directors.

     In 1994 we entered into a Product License Development and Support Agreement, with Zentrum Mikroelektronik Dresden. This agreement, modified later in 1994 and again in 1995, provides Zentrum Mikroelektronik Dresden the right to appoint two members to our board of directors which members must be acceptable to, and approved by, our board of directors. Although this agreement and its modifications do not have a set termination date, Zentrum Mikroelektronik Dresden's two nominees to our board of directors resigned in April 1998 and
Zentrum Mikroelektronik Dresden has not attempted to nominate anyone to our board since then. Zentrum Mikroelektronik Dresden currently holds a competitive position to us in the marketplace. Furthermore, Zentrum Mikroelektronik Dresden's right to appoint two members to our board of directors was subject to Zentrum Mikroelektronik Dresden's compliance with the terms of the Product License Development and Support Agreement and its amendments. We cannot assure you that Zentrum Mikroelektronik Dresden will not claim that it has the right to appoint two members to our board of directors in the future, again acceptable to and approved by our board of directors, or that Zentrum Mikroelektronik Dresden will not succeed in securing such appointment. See "Business -- Licenses, Zentrum Mikroelektronik Dresden."


SPECIAL PROVISIONS IN ARTICLES OF INCORPORATION

     Our articles of incorporation contain a provision limiting the liability of directors to the fullest extent permitted under the Colorado Business Corporation Act. The Colorado Business Corporation Act allows a corporation to limit the personal liability of a director to the corporation or its shareholders for monetary damages for breaches of fiduciary duty as a director except:

o breaches of the director's duty of loyalty to the corporation or to its shareholders;

o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

o other acts specified in the Colorado Business Corporation Act, such as acts involving voting for or assenting to a distribution made in violation of the Colorado Business Corporation Act or our articles of incorporation;

o    transactions from which the director derived an improper personal benefit.

     The provisions of the Act will not impair our ability to seek injunctive relief for breaches of fiduciary duty. Such relief, however, may not always be available as a practical matter.

     Our articles of incorporation also contain a provision that requires us to indemnify, to the fullest extent permitted under the Act, directors and officers against all costs and expenses reasonably incurred in connection with the defense of any claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or other, in which such person may be involved by virtue of being or having been a director, officer or employee.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of Simtek pursuant to the foregoing provisions, or otherwise, Simtek has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

     The following table sets forth information for each of our last three fiscal years with respect to the annual and long-term compensation of the only individual acting as the Chief Executive Officer during the fiscal year ended December 31, 2000. No other executive officers as of December 31, 2000 had combined annual salary and bonus for the fiscal year ended December 31, 1998 that exceeded $100,000.

                                                       Summary Compensation Table

                                                                                 Long Term Compensation
                                                                             ------------------------------
                                    Annual Compensation                       Awards             Payouts
                                ---------------------------------------------------------------------------
Name                                                    Other                Restricted
and                                                     Annual               Stock               LTIP    All Other
Principal                                               Compen-              Award(s)  Options/ Payouts  Compen-
Position                    Year  Salary($)  Bonus($)   sation($)              ($)     SARs(#)   ($)     sation($)
---------                   -------------------------------------------------------------------------------------

Douglas M. Mitchell(1)      2000  $150,000   $62,500    --                      --      40,000    --       --
Chief Executive Officer     1999  $120,000        --    --                      --      30,000    --       --
and President               1998  $120,000        --    --                      --     250,000    --       --

(1) Mr. Mitchell became our Chief Executive Officer and President on January 1, 1998.


OPTION GRANT TABLE

     The following table sets forth information with respect to options granted by us during the fiscal year ended December 31, 2000 to the individual named in the summary compensation table above.

                                             Shares                                                   Potential
                                           subject to                   Market                    Realizable Value
                                         Options/SAR's                  Price                        at Assumed
                            Shares         Granted to    Exercise        per                       Annual Rate of
                          subject to       Employees       Price       Share on                      Stock Price
                        Options/SAR's      in Fiscal        Per        Date of     Expiration     Appreciation for
Name                       Granted         % of Total      Share        Grant         Date           Option Term
----------------------------------------------------------------------------------------------------------------------
                                                                                                   5%         10%
                                                                                               -----------------------
Douglas M. Mitchell       40,000(1)           4.1%         $0.25        $0.25       1/14/2007    $4,071      $9,487

(1) 40,000 options were granted to Mr. Mitchell in his capacity as Chief Executive Officer and President, these options vest at 1/36th per month over 3 years.

YEAR-END OPTION TABLE

     The following table sets forth as of December 31, 2000 the number of shares subject to unexercised options held by the individual named in the summary compensation table above. 550,000 options had an exercise price greater than the last sale price of our common stock underlying the options as reported by the OTC Electronic Bulletin Board on the last trading day of the fiscal year ended December 31, 2000.

                           Aggregated Option/SAR Exercises in Last Fiscal Year
                                  and Fiscal Year-End Option/SAR Values


                                                                                             Value of Unexercised
                                                           Number of Unexercised                 in-the-money
                                                          Options/SARs at Fiscal                 Options/SARs
                             Shares          Value               Year-End                     at Fiscal Year-End
                           Acquired on     Realized     Exercisable    Unexercisable    Exercisable      Unexercisable
Name                      Exercise (#)        ($)           (#)             (#)             ($)               ($)
-----------------------------------------------------------------------------------------------------------------------
Douglas M. Mitchell          100,000       $198,952       541,389         78,611          $10,111           $14,389



EMPLOYMENT AGREEMENTS

     Mr. Mitchell is employed as President and Chief Executive Officer pursuant to an employment agreement with us. Under the terms of the employment agreement, Mr. Mitchell receives and annual salary of $150,000 and such additional benefits that are generally provided other employees. Mr. Mitchell's employment agreement expires June 1, 2001 but is automatically renewed for successive one-year terms unless we or Mr. Mitchell elects not to renew. If we terminate the employment of Mr. Mitchell without cause, Mr. Mitchell is entitled to continuation of his base salary and benefits, mitigated by income Mr. Mitchell may earn, for the remainder of the term of the agreement. Mr. Mitchell is subject to a noncompetition covenant for a period of one year from the date of termination.

CONFIDENTIALITY AND NONDISCLOSURE AGREEMENTS

     We generally require our employees to execute confidentiality and nondisclosure agreements upon the commencement of employment with us. The agreements generally provide that all inventions or discoveries by the employee related to our business and all confidential information developed or made known to the employee during the term of employment shall be the exclusive property of us and shall not be disclosed to third parties without the prior approval of us.

DIRECTORS' COMPENSATION

     Each director who is not also an employee receives $1,000 for each meeting of the Board, attended in person, and $500 for each meeting of a committee of the Board. Directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to us. During the fiscal year ended December 31, 2000, 15,000 stock options were granted, at the market price on date of grant, each to Dr. Klaus Wiemer , Dr. Robert Keeley, Mr. Harold Blomquist and Mr. John Heightley.

                               SECURITY OWNERSHIP

     The first table below sets forth information regarding ownership of our common stock as of August 24, 2001, by each person who is known by us to beneficially own more than five percent of our common stock, by each director, by each executive officer named in the summary compensation table and by all directors and executive officers as a group. Shares issuable within sixty days upon the exercise of options are deemed outstanding for the purpose of computing the percentage ownership of persons beneficially owning such options or holding such notes but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. To the best of our knowledge, the persons listed below have sole voting and investment power with respect to the shares indicated as owned by them subject to community property laws where applicable and the information contained in the notes to the table.


                                                  Number of           Percentage
Name and Address of Beneficial Owner            Shares Owned           of Class
------------------------------------            ------------          ----------

Hugh Norman Chapman                             3,049,722(1)             5.68%
4785 Rustler Ct.
Colorado Springs, CO 80918

Douglas M. Mitchell                               702,164(2)             1.31%
205 Ridge Dr.
Woodland Park, CO 80863

Klaus C. Wiemer                                   120,000(3)               *
5705 Archer Court
Dallas, TX  75252

Robert H. Keeley                                   95,000(4)               *
12630 Milan Road
Colorado Springs, CO  80908

John D. Heightley                                  55,000(5)               *
1275 Log Hollow Point
Colorado Springs, CO 80906

All officers and directors as a group             918,553(6)             1.71%
   (5 persons)

-----------------
* Less than one percent.


(1) Represents 2,962,500 shares of our common stock that Mr. Chapman received upon our acquiring Integrated Logic Systems and represents 87,222 shares issuable upon exercise of options.

(2) Represents 652,778 shares issuable upon exercise of options, 44,386 shares acquired from the Q-DOT Group acquisition and 5,000 shares Mr. Mitchell owns personally.

(3)  Represents 120,000 shares issuable upon exercise of options.

(4)  Includes 95,000 shares issuable upon exercise of options.

(5) Represents 55,000 shares issuable upon exercise of options.

(6)  Includes 922,778 shares issuable upon exercise of stock options.

                              SELLING SHAREHOLDERS

     The following table sets forth information about our selling shareholders.

                                                                                              Number of     Percentage
                                                              Number of                         Shares       of Class
                                                         Shares Beneficially    Number of     Following      Following
                                                            Owned Before          Shares         the            the
Name and Address of Selling Shareholders                      Offering           Offered       Offering      Offering
----------------------------------------                 -------------------    ---------    -----------    ----------
Mr. William B. Bliss                                         1,136,581           397,804       738,777         2.12%
2985 Broadmoor Valley Road
Colorado Springs, CO 80906

Mr. Thomas K. Bohley                                            17,663             6,183        11,480           *
P. O. Box 7345
Colorado Springs, CO 80933-7345

Mr. Bruce B. Brundage                                           53,871            18,855        35,016           *
7837 S. Perry Park Rd.
Larkspur, CO 80118

Ms. Mary F. Crockett                                             1,767               619         1,148           *
1402 Lorraine Street
Colorado Springs, CO 80906-2146

Mr. Russell Farmer                                              51,451            18,008        33,443           *
15098 Zuni Street
Broomfield, CO 80020

Mr. Morgan L. Fitch, Jr. (1)                                   583,746           204,312       379,434         1.09%
4640 Clausen
Western Springs, IL 60558

Mr. Steven R. Freeman                                           12,364             4,328         8,036           *
2241 S. Huran Pkwy., #4
Ann Arbor, MI 48104

Mr. David A Gradl                                              226,663            79,333       147,330           *
1308 Pickwick Court
Naperville, IL 60563

Mr. Michael E. Harrell                                           1,767               619         1,148           *
2263 Havenridge Dr.
Colorado Springs, CO 80920

Mr. Donald L. Herman, Jr.                                       33,771            11,820        21,951           *
435 Maverick Way
Monument, CO 80132

Dr. Robert J. Kansy                                             33,771            11,820        21,951           *
5509 Harbor Town Dr.
Dallas, TX 75287




                                       36





Mr. James H. Lauffenberger                                      17,663             6,183        11,480           *
6427 Rifle Circle
Colorado Springs, CO 80919

Ms. Barbara S. Linnenbrink                                     489,287           171,251       318,036           *
475 Silver Saddle
Monument, CO 80132

Mr. Thomas E. Linnenbrink                                      894,128           312,945       581,183         1.67%
5985 Nora Point, #202
Colorado Springs, CO 80919

Mr. Douglas M. Mitchell                                        702,164(2)         15,536       686,628(2)      1.29%
205 Ridge Rd.
Woodland Park, CO 80863

Mr. Marc A. Morin                                                1,961               687         1,274           *
161 W. Ridge Dr.
Woodland Park, CO 80863

Dr. Margaret S. Mortz                                           35,325            12,364        22,961           *
3420 S. Ridgeview Drive
Spokane, WA 99206-9556

Mr. James J. Myrick                                            408,057           142,820       265,237           *
748 Greenwood Ave.
Glencoe, IL 60022

Mr. Timothy G. O'Shaughnessy                                       884               310           574           *
12415 Latigo Blvd.
Elbert, CO 80106

Dr. David E. Reed                                               17,663             6,183        11,480           *
9747 W.  99th Place
Westminister, CO 80021

Mr. J. Ray Rice                                                  2,208               773         1,435           *
7555 Wildridge Rd.
Colorado Springs, CO 80908

Dr. Peter C. T. Roberts                                         17,663             6,183        11,480           *
639 N. Sunway Drive
Gilbert, AZ 85233

Mr. William J. Schneweis                                           884               310           574           *
22 Pinon Lake Dr.
Divide, CO 80814

Mr. Brian L. Sperry                                             33,789            11,827        21,962           *
2877 Loma Place
Boulder, CO 80301

Mr. Alan Steiner                                                53,871            18,855        35,016           *
19410 Glen Cannon Way
Monument, CO 80132




                                       37





Alan B. and Barbara W. Steiner Trust                            52,988            18,546        34,442           *
19410 Glen Cannon Way
Monument, CO 80132
(Alan B. Steiner, trustee)

Patlaw Trust                                                   910,466           318,664       591,802         1.69%
c/o Jerry Prokaski, Bob Fox, Ken Samples
120 S. LaSalle Street, Suite 1600
Chicago, IL 60603
(Robert J. Fox, trustee)

Dr. Mark V. Wadsworth                                           17,663            6,183         11,480           *
520 Manzanita Ave.
Sierra Madre, CA 91024

Ms. Diane R. Williams                                           17,663            6,183         11,480           *
3740 Saints Ct.
Colorado Springs, CO 80904

Mr. Ronald J. Wood                                               1,767              619          1,148           *
11420 Salem Ct.
Peyton, CO 80831

* Less than 1 percent

(1) Represents shares held by Morgan L. Fitch Revocable Trust, 4640 Clausen Ave., Western Springs, IL 60558 (Morgan L. Fitch, trustee).
(2) Includes 652,778 shares issuable upon exercise of options.

     The selling security holders received as part of our merger with Q-DOT Group the shares of Simtek common stock that we are registering. Under the merger agreement, Q-DOT Group merged with and into us and Q-DOT Group, Inc., by virtue of the merger, became a wholly owned subsidiary of us. Although duly notified of their appraisal rights, no Q-DOT Group stockholders exercised appraisal rights. Q-DOT Group's 30 stockholders received, on a pro rata basis, a total of 5,171,131 shares of our common stock. The transaction was valued at $4 million. The transaction closed on March 14, 2001, on which date we had received all consideration for our common stock. The transaction was a private placement exempt from registration pursuant to Rule 506 of Regulation D promulgated by the SEC. There were fewer than 35 purchasers of our securities, of whom 12 were accredited investors. We provided each purchaser with the information required under Regulation D. We reasonably believed that each purchaser, either alone or with a purchaser representative, was capable of evaluating the risks and merits of investing in Simtek stock. To the best of our knowledge, no general solicitation or advertising occurred. Following the merger, we filed a Form D with the SEC as required by Regulation D.

         Mr. Douglas Mitchell, our Chief Executive Officer, President, Chief Financial Officer (acting), and one of our directors, served as a director and stockholder of Q-DOT Group immediately prior to the merger. Mr. Mitchell owned 49,386 shares of our common stock (excluding stock options) on the date of this prospectus and, following the offering and sale of 15,536 shares, he will own 33,850 shares, or less than 1% of our common stock.

                 SPECIFIC RELATIONSHIPS AND RELATED TRANSACTIONS

     Our president and director, Douglas Mitchell was also a director of Q-DOT Group prior to our acquisition of Q-DOT Group. Mr. Mitchell disclosed all material facts as to his conflict of interest in the acquisition. The board of directors determined that the acquisition was fair to us and in our best interest. Mr. Mitchell abstained from the vote of the Q-DOT Group and Simtek board of directors decision to approve the acquisition. At the time of acquisition, Mr. Mitchell owned approximately 1% of the Q-DOT Group shares and he received 44,386 shares of our common stock in connection with our acquisition of Q-DOT Group, pro rata with the terms that all of the other Q-DOT Group shareholders'.

     On May 9, 2000, we entered into a stock exchange agreement with Mr. Hugh N. Chapman pursuant to which we acquired Integrated Logic Systems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview of Acquisitions and Other Transactions." At the time of the acquisition, Mr. Chapman was not a holder of 5% of our stock. As a result of the acquisition, however, Mr. Chapman became a holder of 5% of our outstanding stock and as of the date of this prospectus holds approximately 5.68% of our stock. Incident to the acquisition, we entered into an "at will" employment agreement with Mr. Chapman, terminable by either party at any time with or without cause. The employment agreement provides for an annual salary of $70,000, Simtek's standard benefits and options to purchase Simtek stock at $1.203 per share, which is approximately 4% greater than the closing price of our stock on the day of grant, and with other terms and conditions the same as for options granted to our employees. We believe that the terms of our transactions with Mr. Chapman were no less favorable to us than we could have obtained from unrelated parties.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

     We are authorized to issue 80,000,000 shares of common stock, par value $0.01 per share. Each share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of the shareholders. Holders of common stock do not have preemptive rights or rights to convert their common stock into other securities. Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of the common stock have the right to a ratable portion of the assets remaining after payment of liabilities.

PREFERRED STOCK

     Our Articles of Incorporation authorize 2,000,000 shares of $1.00 par value preferred stock. The board of directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series and the designation of such series, without further vote or action by the shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the shareholders and may adversely affect the voting power and other rights of the holders of common stock, including the loss of voting control to others. As of the date of this prospectus, there are not shares of preferred stock outstanding.


                              PLAN OF DISTRIBUTION

     These shares are being offered hereby for sale by twenty nine of our shareholders who received these shares in a unregistered transaction. These shares will be offered by the selling shareholders from time to time (i) on the over-the-counter market, where the common stock is traded, or elsewhere, at fixed prices which may be changed, at market prices prevailing at the time of offer and sale, at prices related to such prevailing market prices or at negotiated prices and (ii) in negotiated transactions, through the writing of options on the shares, or a combination of such methods of sale. The selling shareholders may effect such transactions by offering and selling the shares directly or to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom the selling shareholders may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customer commissions).

     The selling shareholders and any broker-dealers who are in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     We have advised the selling shareholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus deliver requirements under the Securities Act. We have also advised the selling shareholders that in the event of a "distribution" of shares, any "affiliated purchasers," and any broker-dealer or other person who participates in such distribution may be subject to Regulation M under the Exchange Act until his or its participation in that distribution is completed. A "distribution" is defined in Rule 101 of Regulation M as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods." Regulation M makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution.



                                  LEGAL MATTERS

     The validity of the shares offered hereby will be passed by Holme Roberts & Owen LLP, Denver, Colorado.

                                     EXPERTS

     The financial statements of Simtek Corporation as of December 31, 2000 and for the years ended December 31, 2000 and December 31, 1999 included within this Prospectus have been so included in reliance on the report of Hein + Associates LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, we file reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect our reports, proxy statements and other information without charge at the public reference facilities of the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. You may also obtain copies there at the prescribed rates. You may obtain information on the operation of the Commission's public reference facilities by calling the Commission in the United States at 1-800-SEC-0330. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         We have filed with the Commission, a registration statement on Form SB-2 under the Securities Act of 1933, as amended (the"Securities Act"), with respect to the common stock we are offering (the "registration statement"). This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the common stock offered, you should refer to the registration statement, including the exhibits and schedules thereto, which may be inspected at, and copies thereof may be obtained at prescribed rates from, the public reference facilities of the Commission at the addresses set forth above.

                                                   SIMTEK CORPORATION

                                              INDEX TO FINANCIAL STATEMENTS



                                                                                                            PAGE
                                                                                                            ----
Independent Auditor's Report............................................................................... F-2

Consolidated Balance Sheet - December 31, 2000............................................................. F-3

Consolidated Statements of Operations - For the Years Ended December 31, 2000 and 1999..................... F-4

Consolidated Statements of Changes in Shareholders' Equity - For the Years Ended December 31,
    2000 and 1999.......................................................................................... F-5

Consolidated Statements of Cash Flows  - For the Years Ended December 31, 2000 and 1999.................... F-6-F-7

Notes to Consolidated Financial Statements - For the Years Ended December 31, 2000 and 1999................ F-8-F-23

Consolidated Balance Sheet (Unaudited) - June 30, 2001..................................................... F-24

Consolidated  Statement of Operations (Unaudited) - For the six months ended
    June 30, 2001 and June 30, 2000........................................................................ F-25

Consolidated Statement of Cash Flows (Unaudited) - For the six months ended June 30, 2001 and 2000......... F-26-F-27

Notes to the Unaudited Consolidated  Financial Statements - For the six months ended
June 30, 2001 and 2000..................................................................................... F-28-F-30

                          INDEPENDENT AUDITOR'S REPORT




Board of Directors and Shareholders
Simtek Corporation
Colorado Springs, Colorado


We have audited the accompanying consolidated balance sheet of Simtek Corporation and subsidiary as of December 31, 2000 and the related statements of operations, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Simtek Corporation as of December 31, 2000, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2000, in conformity with general accepted accounting principles.



/s/ Hein + Associates LLP
HEIN + ASSOCIATES LLP

Denver, Colorado
February 5, 2001, except for restatements as a result of the pooling of interests of Q-DOT, Inc. as described in Note 2, for which the date is March 13, 2001

                               SIMTEK CORPORATION

                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2000

                                     ASSETS
                                     ------
CURRENT ASSETS:
    Cash and cash equivalents                                      $  2,853,769
    Certificate of deposit, restricted                                  300,000
    Accounts receivable - trade, net of allowance
       for doubtful accounts and return allowances
       of $177,098                                                    1,775,864
    Inventory                                                         1,130,629
    Prepaid expenses and other                                          175,955
                                                                   ------------
             Total current assets                                     6,236,217
EQUIPMENT AND FURNITURE, net                                            888,296
OTHER ASSETS                                                            163,472
                                                                   ------------
TOTAL ASSETS                                                       $  7,287,985
                                                                   ============
                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES:
    Accounts payable                                               $  1,085,370
    Accrued expenses                                                    532,964
    Accrued wages                                                       302,097
    Accrued vacation payable                                            103,476
    Line of credit                                                       84,050
    Current portion of notes payable                                     34,809
    Obligation under capital leases                                      47,344
                                                                   ------------
             Total current liabilities                                2,190,110
NOTES PAYABLE                                                            20,000
OBLIGATIONS UNDER CAPITAL LEASES, NET OF CURRENT PORTION                153,670
                                                                   ------------
             Total liabilities                                        2,363,780
COMMITMENTS (Note 6)

SHAREHOLDERS' EQUITY:
    Preferred stock, $1.00 par value; 2,000,000 shares
       authorized, none issued                                                -
    Prepaid investor relations                                         (730,433)
    Common stock, $.01 par value; 80,000,000 shares
       authorized, 53,634,245 shares issued
       and outstanding                                                  536,342
    Additional paid-in capital                                       37,497,590
    Accumulated deficit                                             (32,379,294)
                                                                   ------------
             Total shareholders' equity                               4,924,205
                                                                   ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                         $  7,287,985
                                                                   ============

       See accompanying notes to these consolidated financial statements.

                                                   SIMTEK CORPORATION

                                          CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                          FOR THE YEARS ENDED
                                                                                              DECEMBER 31,
                                                                                    ----------------------------------
                                                                                       2000                  1999
                                                                                    ------------        --------------
NET SALES                                                                           $14,467,814           $11,168,624

    Cost of sales                                                                     8,423,529             6,172,643
                                                                                    -----------           -----------

GROSS MARGIN                                                                          6,044,285             4,995,981

OPERATING EXPENSES:
    Research and development costs                                                    6,158,189             2,240,273
    Sales and marketing                                                               1,170,305               918,642

    General and administrative                                                        2,152,593             1,793,424
                                                                                    -----------           -----------

             Total operating expenses                                                 9,481,087             4,952,339
                                                                                    -----------           -----------

INCOME (LOSS) FROM OPERATIONS                                                        (3,436,802)               43,642
                                                                                    -----------           -----------

OTHER INCOME (EXPENSE):
    Interest income                                                                     165,736                96,942
    Interest expense                                                                    (77,234)             (172,424)
    Equity in losses of QDA and write off of related advances                          (194,662)              (52,514)
    Other income (expense)                                                                2,620                (6,172)
                                                                                    -----------           -----------

             Total other income (expense)                                              (103,540)             (134,168)
                                                                                    -----------           -----------
NET LOSS BEFORE PROVISION FOR INCOME TAXES                                          $(3,540,342)          $   (90,526)
                                                                                    -----------           -----------

      Provision for income taxes                                                              -                32,400
                                                                                    -----------           -----------
NET LOSS                                                                            $(3,540,342)          $  (122,926)
                                                                                    ===========           ===========

NET LOSS PER COMMON SHARE:
    Basic and diluted EPS                                                           $      (.07)          $         *
                                                                                    ===========           ===========
WEIGHTED AVERAGE COMMON SHARE OUTSTANDING:
    Basic and diluted EPS                                                            48,337,167            38,345,697
                                                                                    ===========           ===========
----------------------
*Less than $.01 per share.



                         See accompanying notes to these consolidated financial statements.

                                                             F-4



                                                   SIMTEK CORPORATION

                                CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                     FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


                                              Common Stock                Additional    Prepaid                           Total
                                       ----------------------------        Paid-in      Investor      Accumulated      Shareholders'
                                         Shares           Amount           Capital      Relations       Deficit          Equity
                                       ----------      ------------      ------------   ---------    ------------      -------------
BALANCES, January 1, 1999              38,166,957        $381,669        $30,349,288    $       -    $(28,579,097)     $ 2,151,860

    Contributions                               -               -            202,752            -               -          202,752
    Exercise of stock options             210,000           2,100             32,166            -               -           34,266
    Sale of common stock                        -               -             23,145            -               -           23,145
    Stock issued for directors fees             -               -             14,499            -               -           14,499
    Net loss                                    -               -                  -            -        (122,926)        (122,926)
                                       ----------        --------        -----------    ---------     -----------      -----------

BALANCES, December 31, 1999            38,376,957         383,769         30,621,850            -     (28,702,023)       2,303,596
                                       ----------        --------        -----------    ---------     -----------      -----------

    Exercise of stock options           1,863,016          18,630            278,437            -               -          297,067
    Webgear purchase                    4,150,000          41,500          4,046,146            -               -        4,087,646
    Conversion of debt                  8,244,272          82,443          1,488,959            -               -        1,571,402
    Stock issuance for services         1,000,000          10,000          1,021,200     (730,433)              -          300,767
    Contributions                               -               -             16,103            -               -           16,103
    Sale of common stock                        -               -              1,963            -               -            1,963
    Stock issued for directors fees             -               -              6,734            -               -            6,734
    Stock issued for compensation               -               -             16,198            -               -           16,198
    Adjustment for net income during
      the three month period ended
      March 31, 2000 (Note 2)                   -               -                  -            -        (136,929)        (136,929)
    Net loss                                    -               -                  -            -      (3,540,342)      (3,540,342)
                                       ----------        --------        -----------    ---------    ------------      -----------
BALANCES, December 31, 2000            53,634,245        $536,342        $37,497,590    $(730,433)   $(32,379,294)     $ 4,924,205
                                       ==========        ========        ===========    ==========   ============      ===========

                                 See accompanying notes to these consolidated financial statements.

                                                   SIMTEK CORPORATION
                                          CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  FOR THE YEARS ENDED
                                                                                      DECEMBER 31,
                                                                                --------------------------
                                                                                    2000           1999
                                                                                ------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                    $(3,540,342)   $ (122,926)
    Adjustments to reconcile net income to net cash from
      operating activities:
             Depreciation and amortization
                                                                                    430,962       391,718
             Stock issuance for services                                             22,932        14,499
             Webgear purchase of incomplete research and development              3,962,645             -
             Contributed service                                                          -        70,000
             Unrealized gain of securities                                                -         6,930
             Net change in allowance accounts                                       196,407       (90,936)
             Deferred financing fees                                                  1,865        11,191
             Deferred income taxes                                                        -        29,800
             Changes in assets and liabilities:
               (Increase) decrease in:
                 Accounts receivable                                               (152,364)     (174,429)
                 Inventory                                                          (85,270)      (48,930)
                 Investments                                                              -        13,146
                 Prepaid expenses and other                                         174,311        38,860
               Increase (Decrease) in:
                 Accounts payable                                                   (39,689)      342,754
                 Accrued expenses                                                    44,371      (179,291)
                 Customer deposits                                                  (53,010)       51,850
                                                                                 ----------    ----------
         Net cash provided by operating activities                                  962,818       354,236
                                                                                 ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase/Sales of equipment and furniture, net                                 (381,165)     (317,625)
    Decrease (increase) in certificate of deposit, restricted                       100,000      (300,000)
    Advances to equity investment                                                    14,606        (3,425)
                                                                                 ----------    ----------
         Net cash used in investing activities                                     (266,559)     (621,050)
                                                                                 ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Payments on capital lease obligation                                            (40,644)      (13,914)
    Borrowings from line-of-credit and the issuance of a note                       908,231     1,715,769
    Payments on lines of credit                                                  (1,133,000)   (1,698,538)
    Payments on notes payable                                                      (136,135)     (124,610)
    Exercise of stock options                                                       297,067        34,266
    Sale of common stock                                                              1,963        23,145
    Contributions                                                                    16,103       132,752
                                                                                 ----------    ----------
         Net cash provided by (used in) financing activities                        (86,415)       68,870
                                                                                 ----------    ----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                609,844      (197,944)

CASH AND CASH EQUIVALENTS, beginning of year                                      2,243,925     2,385,602
                                                                                 ----------    ----------

CASH AND CASH EQUIVALENTS, end of year                                           $2,853,769    $2,187,658
                                                                                 ==========    ==========

                  See accompanying notes to these consolidated financial statements.

                                             F-6




                                         SIMTEK CORPORATION
                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                               (cont.)




SUPPLEMENTAL CASH FLOW INFORMATION:
    Cash paid for interest                                                       $   77,435    $  172,424
                                                                                 ==========    ==========
    Cash paid (refund of) for income taxes                                       $   14,200    $   (8,480)
                                                                                 ==========    ==========

NONCASH INVESTING AND FINANCING TRANSACTIONS:
    Conversion of debenture into shares of common stock, net of deferred
       Financing costs related to debenture                                      $1,441,249    $        -
                                                                                 ==========    ==========
    Conversion of payable to ZMD into shares of common stock                     $  130,153    $        -
                                                                                 ==========    ==========
    Purchase of equipment through payables and capital leases                    $        -    $  255,573
                                                                                 ==========    ==========
    Issuance of stock for prepaid services                                       $  730,434    $        -
                                                                                 ==========    ==========
    Issuance of stock for patents and trademarks                                 $  118,750    $        -
                                                                                 ==========    ==========




                  See accompanying notes to these consolidated financial statements.

                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.   NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:
     ------------------------------------------------------

     NATURE OF BUSINESS OPERATIONS - Simtek Corporation (the "Company") designs, develops, markets and subcontracts the production of high performance nonvolatile semiconductor memories and programmed semiconductor logic products. The Company's operations have concentrated on the design and development of the 256 kilobit, 64 kilobit, and 16 kilobit nonvolatile semiconductor memory product families and associated products and
     technologies   as  well  as  the  development  of  sources  of  supply  and distribution channels. The Company also provides electronics engineering research and development contracts.

     POOLING OF INTERESTS - On March 13, 2001, Simtek acquired 100% of the common stock of Q-DOT Group ("Q-DOT'). Q-DOT specializes in advanced technology, research, and development for data acquisition, signal processing, imaging and data communications. Shareholders of Q-DOT exchanged their shares in Q-DOT for shares in Simtek in a business combination that has been accounted for as a pooling of interests. The consolidated financial statements and the accompanying notes reflect Simtek's financial position and the results of operations as if Q_DOT was a wholly-owned subsidiary of Simtek since inception. Prior to the acquisition, Q-DOT had a fiscal year end of March 31. The adjustment for the change in the year-end is reflected in the current period statement of stockholders' equity (see Note 2).

     CONSOLIDATION POLICY - The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Q-DOT. The Company holds 1% interest in QD Acoustics, LLC (QDA) but has effective control over it due to an operating agreement which gives the Company control of all operational decisions. In addition, all losses of QDA are allocated to the company and net profits are allocated first to the Company to the extent of any previous allocations of losses. Any additional profits of QDA are allocated prorata based on percentage of ownership. The other major shareholders of QDA are minor shareholders of the Company. QDA is accounted for by the equity method of accounting.

     REVENUE RECOGNITION SEMICONDUCTOR PRODUCTS - Product sales revenue is recognized when a valid purchase order has been received and the products are shipped to customers, including distributors. Customers receive a one-year product warranty and sales to distributors are subject to a limited product exchange program and product pricing protection in the event of changes in the Company's product price. The Company provides a reserve for possible product returns, price changes and warranty costs at the time the sale is recognized.

     REVENUE RECOGNITION GOVERNMENT CONTRACTS - Revenues from cost-plus-fee contracts are recognized on the basis of costs incurred during the period plus the fee earned. Revenues from fixed-price contracts are recognized on the percentage-of-completion method. The percentage-of-completion is measured by the total costs incurred to date to estimated total costs for each contract. This method is used because management considers costs incurred to be the best available measure of progress on these contacts. Because of inherent uncertainties in estimating costs, it is reasonably possible that the estimates used will change within the near term.

                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     CONTRACT REVENUES AND RELATED COSTS - Substantially all of Q-DOT revenues result from contract services performed for the various agencies of United States Government (the "Government") under a variety of contracts and subcontracts, some of which provide for reimbursement of costs-plus-fees, and others which are fixed-price. The majority of the contracts are for services performed in Colorado. For some services rendered on Government contracts which the time between providing the services and the final cash realization from the sale of such services may extend two or more years.

     Costs on contracts with the government (including allocable indirect costs) are subject to audit and adjustment by negotiations between the Company and Government representatives. Costs submitted for reimbursement are subject to Government audits for compliance with government costs accounting standards, federal acquisitions regulations and other contract terms. Negotiations for all of the years through March 31, 1997 have been completed without any material adjustments. Management does not believe the results of the March 31, 1998, March 31, 1999, March 31, 2000 and December 31, 2000 Government audits and subsequent negotiations will have a material effect on the accompanying financial statements.

     Direct costs of contracts include all direct labor, supplies, and equipment costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

     At the time a loss on a contract becomes known, the entire amount of the estimated loss on both short and long-term contracts is accrued.

     CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2000, substantially all of the Company's cash and cash equivalents were held by a single bank, of which approximately $2,894,630 was in excess of Federally insured amounts.

     INVENTORY - The Company records inventory using the lower of cost (first-in, first-out) or market. Inventory at December 31, 2000 includes:

               Raw materials                            $  177,947
               Work in process                             872,948
               Finished goods                              176,398
                                                        ----------
                                                         1,227,293
               Less reserves                               (96,664)
                                                        ----------
                                                        $1,130,629
                                                        ==========

     DEPRECIATION - Equipment and furniture are recorded at cost. Depreciation is provided over the assets' estimated useful lives of three to seven years using the straight-line and accelerated methods. The cost and accumulated depreciation of furniture and equipment sold or otherwise disposed of are

                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     removed from the accounts and the resulting gain or loss is included in operations. Maintenance and repairs are charged to operations as incurred and betterments are capitalized.

     RESEARCH AND DEVELOPMENT COSTS - Research and development costs are charged to operations in the period incurred.

     ADVERTISING - The Company incurs advertising expense in connection with the marketing of its product. Advertising costs are expensed as advertising takes place. Advertising expense was $87,672 and $94,936 in 2000 and 1999, respectively.

     LOSS PER SHARE - The loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. SFAS No. 128 replaced the presentation of primary and fully diluted earnings (loss) per share (EPS) with a presentation of basic EPS and diluted EPS. Basic EPS is calculated by dividing the income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. As the Company incurred losses in 1999 and 2000, all common stock equivalents would be considered anti-dilutive. For purposes of calculating diluted EPS, 2,817,722 and 1,337,750 options for 2000 and 1999, respectively, were excluded from diluted EPS as they had an anti-dilutive effect. The convertible debentures also had an anti-dilutive effect on 1999 and were, therefore, excluded from the computation of diluted EPS.

     ACCOUNTING ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. The actual results could differ from those estimates. The Company's financial statements are based upon a number of estimates, including the allowance for doubtful accounts, technological obsolescence of inventories, the estimated useful lives selected for property and equipment, sales returns, warranty reserve, percentage of completion on projects in process at year-end, and the valuation allowance on the deferred tax assets. Due to the uncertainties inherent in the estimation process, it is at least reasonably possible that the estimates for these items could be further revised in the near term and such revisions could be material.

     FINANCIAL INSTRUMENTS - The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The carrying amounts of the accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short-term maturities of these instruments. The fair value of notes payable approximates their carrying value as generally their interest rates reflect the Company's current effective annual borrowing rate.

     CONCENTRATION OF CREDIT RISK - Financial instruments that potentially subject the Company to significant considerations of credit risk consist primarily of accounts receivable. The Company has no significant off-balance sheet concentrations of credit risk. Accounts receivable are typically unsecured and are derived from transactions with and from customers located in the United States.

                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     IMPAIRMENT OF LONG-LIVED ASSETS - In the event that facts and circumstances indicate that the cost of assets or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

     STOCK-BASED COMPENSATION - As permitted under the SFAS No. 123, Accounting for Stock-Based Compensation, the Company accounts for its stock-based compensation in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. As such, compensation expense is recorded on the date of grant if the current market price of the underlying stock exceeds the exercise price. Certain pro forma net income and EPS disclosures for employee stock option grants are also included in the notes to the financial statements as if the fair value method as defined in SFAS No. 123 had been applied. Transactions in equity instruments with non-employees for goods or services are accounted for by the fair value method. In fiscal 2000, the Company adopted the Financial Accounting Standards Board Interpretation No. 44 which requires that outside directors be considered employees for purposes of stock option accounting, if the Company is accounting for its employee stock-based compensation in accordance with APB 25. It also affects modifications to fixed stock options or awards that effects the life, exercise price, or the number of shares to be issued. The adoption of this interpretation did not have a material effect on the Company's consolidated financial statements.

     INCOME TAXES - The Company accounts for income taxes under the liability method of SFAS No. 109, whereby current and deferred tax assets and liabilities are determined based on tax rates and laws enacted as of the balance sheet date. Deferred tax expense represents the change in the deferred tax asset/liability balance. Valuation allowances are recorded for deferred tax assets that are not expected to be realized.

     BUSINESS SEGMENTS - The Company has adopted Statement of Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information ("SFAS 131"), which established standards for the way companies report information about their operating segments. Prior period amounts have been restated to conform to the requirements of this new statement.

     RECLASSIFICATIONS - Certain reclassifications have been made to conform the December 31, 2000 financial statements to subsequent 2001 interim financial reporting. Such reclassifications had no effect on net loss for fiscal 2000.

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS -SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for the Company's financial statements for the year ended December 31, 2001 and the adoption of this standard is not expected to have a material effect on the Company's financial statements.

                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     In December 1999, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin (SAB) 101, Revenue Recognition in Financial Statements. SAB 101 establishes guidelines in applying generally accepted accounting principles to the recognition of revenue in financial statements based on the following four criteria; persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller's price to the buyer is fixed or determinable, and collectibility is reasonably assured. SAB 101, as amended , was effective no later than the fourth fiscal quarter of the Company's fiscal year ending year 2000. The adoption of SAB 101 did not have a material effect on its financial position or result of operations.

2.   ACQUISITIONS:
     ------------

     On May 9, 2000, Simtek Corporation acquired 100% of the outstanding stock of Integrated Logic Systems Incorporated (Integrated Logic) which designs and sells metal gate array integrated circuits in Colorado Springs, Colorado for common stock (3,000,000 shares) with a market value at the date of issuance of $3.75 million. The acquisition was accounted for as a pooling of interests, and the results of the Integrated Logic business have been combined with those of Simtek Corporation, as if the two businesses had been merged throughout the periods presented.

     The following is Integrated Logic's operating results for the period from January 1, 2000 to May 9, 2000 which has been included in the Company's results of operations for the year ending December 31, 2000:

          Revenue                        $ 279,585
          Expenses                        (233,763)
                                         ---------
          Net                            $  45,822
                                         =========

     On July 31, 2000, Simtek Corporation acquired 100% of the outstanding stock of Macrotech Semiconductor, Inc. (Macrotech) which is involved in the design, development and production of gate array integrated circuits and related services in San Jose, California for common stock (1,250,000 shares) with a market value at the date of issuance of $1.76 million. The acquisition was accounted for as a pooling of interests, and the results of the Macrotech business have been combined with those of Simtek Corporation, as if the two businesses had been merged throughout the periods presented.

     The following is Macrotech's operating results for the period from January 1, 2000 to July 31, 2000 which has been included in the Company's results of operations for the year ending December 31, 2000:

          Revenue                        $ 291,835
          Expenses                        (248,508)
                                         ---------
          Net                            $  43,327
                                         =========

     On March 13, 2001, the Company acquired Q-DOT in exchange for approximately 5,172,000 shares of our Common Stock. Q-DOT specializes in advanced technology research and development for data acquisition, signal

                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     processing, imaging and data communications. Q-DOT will be operated as a wholly owned subsidiary of Simtek for its government contract research and development operations. The acquisition has been accounted for as a pooling of interest, and the results of Q-DOT have been consolidated with those of Simtek as if the two businesses had been merged throughout the periods presented.

     Q-DOT had a March 31, fiscal year-end and, accordingly, the Q-DOT statements of operations for the year ended March 31, 2000 have been combined with the Company's statements of operations for the fiscal year ended December 31, 1999. In order to conform Q-DOT's March 31 year-end to the Company's December 31, year-end, the consolidated statement of stockholders' equity was adjusted for the $136,929 for the operations from January 1, 2000 to March 31, 2000, which are included in the consolidated statements of operations in both the years ended December 31, 1999 and 2000. The following is a summary of operating results for that period:

          Revenue                        $ 923,632
          Expenses                         786,703
                                         ---------
          Net income                     $ 136,929
                                         =========

     Separate revenues and net income of the Company, Integrated Logic Systems, Macrotech Semiconductors, Inc. and Q-DOT Group, Inc. are presented in the following table:

                                               2000             1999
                                               ----             ----

          Revenue:
            Simtek Corporation             $11,579,330       $ 6,992,388
            ILSI                               279,585           703,588
            Macrotech                          291,835            58,976
            Q-DOT                            2,317,064         3,413,672
                                           -----------       -----------
               Revenue, as reported        $14,467,814       $11,168,624
                                           ===========       ===========


          Net Income (Loss):
            Simtek Corporation             $(3,467,975)      $   132,255
            ILSI                                45,821           (68,224)
            Macrotech                           43,327          (213,501)
            Q-DOT                             (161,515)           26,544
                                           -----------       -----------
               Net (loss) as reported      $(3,540,342)      $  (122,926)
                                           ===========       ===========

     The pooling of ILSI and Macrotech during the year ended December 31, 2000 and the subsequent pooling of Q-DOT on March 13, 2001(Unaudited) decreased the loss per share by $.02 for the year ending December 31, 2000 and had no effect on 1999 earnings per share.

                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.   EQUIPMENT AND FURNITURE:
     -----------------------

     Equipment and furniture at December 31, 2000 consists of the following:

          Leased software under capital leases               $  255,573
          Research and development equipment
                                                              1,622,860
          Computer equipment and software
                                                              1,808,613
          Office furniture                                      248,709
          Other equipment                                       135,644
                                                             ----------
                                                              4,071,399
          Less accumulated depreciation and amortization     (3,183,103)
                                                             ----------
                                                             $  888,296
                                                             ==========

     The cost of equipment and furniture acquired for research and development activities that has alternative future use is capitalized and depreciated over its estimated useful life.

     Depreciation and amortization expense of $430,962 and $391,718 was charged to operations for the years ended December 31, 2000 and 1999, respectively. Included in the amortization expense for 2000 and 1999 was $51,120 and $17,040, respectively, of amortization of software under capital leases. At December 31, 2000, accumulated amortization for software under capital leases was $68,160.


4.   REVOLVING LINE-OF-CREDIT AND LETTER-OF-CREDIT:
     ---------------------------------------------

     As of December 31, 2000, the Company had a $250,000 revolving line-of-credit (LOC), a reduction of $100,000 since December 31, 1999. The LOC bears interest at prime plus .75% (9.5% at December 31, 2000) and matures in March 2001. At December 31, 2000, the Company had no balance outstanding. As of December 31, 2000, the Company had a second revolving bank line of credit that expires February 1, 2001. At December 31, 2000, the Company had $84,050 outstanding against this line of credit. Interest is payable monthly and accrues at 10.25% annually.

     The Company also has a note payable of $34,809 with the bank that bears interest at prime plus 1%. The note is payable in monthly installments of $2,083, plus interest, through June 30, 2002. Future payments on this note payable are as follows: 2001 - $24,996; 2002 - $9,813.

     Borrowings outstanding under these loan agreements are collateralized by all of the Company's assets. The Company has certain covenants in connection with these loans. The Company was not in compliance at December 31, 2000 and 1999 with certain covenants. Therefore, all bank borrowings are classified as current, as the bank could demand repayment if the non compliance is not cured. Subsequent to year end these notes were paid off.

     Interest Expense for fiscal 2000 and 1999 was $77,234 and $172,424, respectively.

     The Company has a letter of credit arrangement with one of the Company's suppliers which requires the Company to maintain a $300,000 certificate of deposit as collateral, which is reflected as restricted cash.

                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




5.   CONVERTIBLE DEBENTURES:
     ----------------------

     During June 1998, the Company received proceeds of $1,500,000 from the issuance of convertible debentures (the "Debentures"). The Debentures were convertible into shares of common stock of the Company. After a one-time conversion price adjustment calculated pursuant to the original agreement, the debentures conversion price changed from $.35 per share to $.195 per share in May 1999. In February 2000, the entire $1,500,000 of convertible debt was converted into 7,692,308 shares of common stock of the Company at the conversion rate of $.195 per share.

6.   COMMITMENTS:
     ------------

     OFFICES LEASES - The Company leases office space under a lease, which expires on December 31, 2001. Monthly lease payments are approximately $12,000 (not including CAM charges). The Company has moved where monthly lease payments will be approximately $14,000. The new lease agreement effective March 1, 2001 to February 28, 2008 requires the new landlord to begin paying all costs related to the old location starting on March 1, 2001.

     Through the acquisition of Q-DOT, the Company has non-cancelable long-term lease agreements for office space, office furnishings and equipment that expire at various dates through April 2005. A facility lease and the equipment leases contain an option to extend the leases for an additional one-year period.

     The Company leases furniture, equipment, and its office under operating leases, which expire over the next seven years.

     Future minimum lease payments under the equipment, furniture and office leases described above are approximately as follows:

               Year
             --------
               2001                                            $  384,262
               2002                                               328,368
               2003                                               342,701
               2004                                               354,125
               2005 & After                                       715,719
                                                               ----------
                                                               $2,125,175
                                                               ==========

     Office rent and equipment lease expense totaled $733,645 and $641,693 for the years ended December 31, 2000 and 1999, respectively.

                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     In addition, the Company leases research and development software under a capital lease, which will expire over the next five years. At December 31, 2000, future minimum lease payments under the lease described above is approximately as follows:

               Year
             --------
               2001                                            $   63,888
               2002                                                63,888
               2003                                                63,888
               2004                                                47,916
                                                               ----------
               Total net minimum lease payments                   239,580
               Less amount representing interest                  (38,566)
                                                               ----------
               Present value of net minimum lease payments     $  201,014
                                                               ==========

     ACCRUED SALARY - Due to limited working capital of the Company, the Company's former CFO agreed with the Company's Board of Directors to defer his salary from April 1, 1994 through December 31, 1996. As of December 31, 2000, a total of $210,000 was accrued and unpaid.

7.   SHAREHOLDERS' EQUITY:
     --------------------

     In 1999, the shareholders' of Macrotech, which was acquired by Simtek in 2000 and accounted for as a pooling of interest, contributed $70,000 in services and paid for $132,000 of Marcotech's expenses. In 2000, shareholders' of Macrotech contributed $16,103 in services prior to the acquistion.

     In February and March 2000, Renaissance Capital Group of Dallas, Texas ("Renaissance") converted the $1,500,000 debenture established in June 1998 into 7,692,308 shares of the Simtek Common Stock.

     During April, 2000, as significant shareholder of the Company (ZMD) converted $130,153 liability into 551,964 shares of common stock of the Company.

     On May 9, 2000, the Company acquired Integrated Logic. The Company issued 3,000,000 shares of its common stock in exchange for all outstanding shares of all classes of Integrated Logic stock. Integrated Logic designs and sells programmed semiconductor logic products. The Company purchased approximately $30,000 of product from Integrated Logic in the year preceding the acquisition. The acquisition was accounted for as a pooling of interest, and the results of Integrated Logic have been consolidated with the Company's, as if the two had been merged throughout the periods presented.

     On June 16, 2000, the Company acquired 1,875,000 shares of the common stock of WebGear, Inc., in return for 1,250,000 shares of Simtek's common stock. On September 29, 2000, the Company purchased incomplete research and development, patents and certain trademarks from WebGear, Inc. The original contract price for the incomplete research and development totaled the 1,875,000 shares of WebGear, Inc. stock plus 3,400,000 shares of our common

                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     stock of which 500,000 were held in escrow based on WebGear, Inc. fulfilling all obligations under the contract. In December 2000, WebGear, Inc. defaulted on one condition of the contract, thus forcing them to relinquish the 500,000 escrow shares of Simtek's common stock which reduced the shares issued to 2,900,000 of our common stock.

     On July 31, 2000, the Company acquired Macrotech. The Company issued 1,250,000 shares of our common stock in exchange for all outstanding shares of all classes of Macrotech stock. Macrotech designs and sells programmed semiconductor logic products, which are an extension of the programmed semiconductor logic products that Integrated Logic manufactures. The acquisition was accounted for as a pooling of interest, and the results of Macrotech have been consolidated with Simtek's, as if the two had been merged throughout the periods presented.

     On September 14, 2000, the Company entered into a one-year contract with two investment bankers, E.B.M. Associates, Inc. and World Trade Partners. Each company has received 500,000 shares of common stock, which were nonforfeitable and fully vested upon issuance on September 14, 2000, the grant date. Both companies will assist the Company in broadening our financial market presence and establishing new relationships within the industry, investment community and financial media, by arranging meetings for our management with industry analysts, presenting company profiles to analysts and brokerage firms, mailings and constant personal communication with investors. E.B.M. Associates Inc. supports these activities primarily in retail investment markets, while World Trade Partners supports these activities primarily in institutional markets. E.B.M. Associates and World Trade Partners cooperate to coordinate their activities. On September 14, 2000, the closing share price for the Company's common stock was $ 1.0312 per share and accordingly $1,031,000 was assigned to prepaid investor relations. The cost associated with this transaction is being amortized over the life of the contract, of which approximately $301,000 was expensed in 2000. The balance will be expensed over the term of the contract, ending in the third quarter of 2001.

     On September 29, 2000, the Company purchased incomplete research and development, patents and certain trademarks from WebGear, Inc. The incomplete research and development consists of hardware and software developed for wireless data communications that needs to be modified for use with the Bluetooth technology standard. The Company originally issued 3,400,000 shares of our common stock which was amended in December 2000 to 2,900,000 by the return of 500,000 shares of common stock which were previously held in escrow. The Company also returned to WebGear, Inc. the 1,875,000 shares of WebGear, Inc. common stock that Simtek acquired from WebGear, Inc. on June 16, 2000. On September 29, 2000, the closing price of Simtek's common stock was $0.8438 per share. The Company has valued the purchased patents and trademarks at $125,000, which was capitalized and recorded as intangible assets. The Company has valued the incomplete research and development acquired from WebGear, Inc. at $3,962,646, which was expensed immediately.

     The discounted cash flow method was used to value the in-process technology acquired. A ten year life and a 27.5% discount rate were used for valuation. Calculations assumed revenues from products developed from the incomplete research and development would commence in late 2001 and that gross margins could be sustained at an average 50% over the projected

                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     product lives. The Company has assumed that operating costs would follow the normal percentage of revenue rates that the Company has established over the past five years. WebGear developed a wireless networking product that operates with a 900 MHz narrow-band radio and uses protocol conversion techniques, firmware and software which are similar to the requirements to implement Bluetooth bridging technology. These will be used as base-line technologies to implement our integrated circuits, along with system architecture definitions developed by WebGear that include hardware descriptions and software protocol stacks. The Company estimates that we will invest approximately $750,000 in further development costs to bring the first product to market. Samples are scheduled for the second half of 2001 with production within 3 months of sampling. The Company estimates that the use of the purchased incomplete research and development accomplishes two-thirds of the product development required for sampling and management of the Company believes they have an 80% probability of technical success. There is technical risk as the Bluetooth industry standards organization is modifying and upgrading the specification and potential market delays as major Bluetooth product suppliers implement the standard in consumer products.

     On March 13, 2001, the Company acquired Q-DOT in exchange for approximately 5,172,000 shares of Simtek's common stock. Q-DOT specializes in advanced technology research and development for data acquisition, signal processing, imaging and data communications. Q-DOT's projects have been supported by conventional government and commercial contracts in addition to government contacts sponsored by the Small Business Innovation Research
     (SBIR) contracts. Q-DOT will be operated as a wholly owned subsidiary of Simtek for its government contract research and development operations. The acquisition will be accounted for as a pooling of interest, and the results of Q-DOT will be consolidated with Simtek's as if they had been merged throughout the periods.

     STOCK OPTION PLANS - The Company has approved two stock option plans that authorize an aggregate of 7,000,000 shares for stock options that may be granted to directors, employees, and consultants. Subsequently, on January 2, 2001, the Company authorized an additional 2,000,000 shares that can be issued under the stock option plans. The plans permit the issuance of incentive and non-statutory options and provide for a minimum exercise price equal to 100% of the fair market value of the Company's common stock on the date of grant. The maximum term of options granted under the plans is 10 years and options granted to employees expire three months after the termination of employment. None of the options may be exercised during the first six months of the option term. No options may be granted after 10 years from the adoption date of each plan. The Incentive Stock Option Plan was adopted in 1991, and the Non-Qualified Stock Option Plan was adopted in 1994.

                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     Following is a summary of activity under these stock option plans for the years ended December 31, 2000 and 1999:


                                                        2000                             1999
                                            ------------------------------  ------------------------------
                                                              Weighted                        Weighted
                                                              Average                          Average
                                            -------------  ---------------  --------------  --------------
                                                Number        Exercise         Number         Exercise
                                              of Shares        Price          of Shares         Price
                                            -------------  ---------------  --------------  --------------
     Outstanding, beginning of year            4,182,486       $   .20         4,137,736      $   .19

            Granted                            1,036,750           .97           296,750          .17
            Expired                              (81,000)         (.17)          (42,000)         .15
            Exercised                         (1,863,016)         (.16)         (210,000)        (.16)
            Canceled                            (137,498)         (.37)                -            -
                                              ----------                       ---------

     Outstanding, end of year                  3,137,722       $   .47         4,182,486      $   .20
                                              ==========                       =========

     All options granted during 2000 and 1999, were at the current market price and the weighted average fair value was $.77 and .14, respectively. At December 31, 2000, options for 2,226,979 shares were exercisable and of the remaining options of 456,583, 327,250, and 126,910 shares will become exercisable in 2001, 2002, and 2003, respectively.

     If not previously exercised or forfeited, options outstanding at December 31, 2000, will expire as follows:

                                                                   Weighted
                                                                    Average
                                                    Number         Exercise
        Year Ending December 31,                  of Shares         Price
     -------------------------------            -------------   -------------

                 2001                               387,100        $  .14
                 2002                               498,986           .14
                 2003                               190,000           .17
                 2004                               459,608           .33
                 2005                               398,085           .37
                 2006                               225,471           .17
                 2007                               978,472          1.01
                                                  ---------
                                                  3,137,722        $  .47
                                                  =========

     INCENTIVE STOCK OPTION PLAN - At the time of the acquisition of Q-DOT, Q-DOT had an Incentive Stock Option Plan for the benefit of its employees. At December 31, 2000, Q-DOT had granted options to purchase 7,380 shares of its stock. At the time of closing, these options converted into 130,350 options to purchase Simtek Common Stock. These options have not been included in the above tables.

     PRO FORMA STOCK-BASED COMPENSATION DISCLOSURES - The Company applies APB Opinion 25 and related interpretations in accounting for its stock options and warrants which are granted to employees. Accordingly, no compensation cost has been recognized for grants of options and warrants to employees since the exercise prices were not less than the market value of the Company's common stock on the grant dates. Had compensation cost been

                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net income and EPS would have been reduced to the pro forma amounts indicated below.


                                                             Year Ended December 31,
                                                          -----------------------------
                                                              2000             1999
                                                          ------------     ------------
     Net loss applicable to common shareholders:
             As reported                                  $(3,540,342)     $  (149,470)
             Pro forma                                     (3,765,937)        (272,062)

     Net loss per common shareholders:
             As reported - basic and diluted              $     (.07)      $         -
             Pro forma - basic and diluted                      (.07)                -

     The fair value of each option granted in 2000 and 1999 was estimated on the date of grant, using the Black-Scholes option-pricing model with the following:

                                             Options Granted During
                                           ----------------------------
                                              2000            1999
                                           -----------     ------------

     Expected volatility                     127.0%          119.7%
     Risk-free interest rate                   5.5%            5.5%
     Expected dividends                          -               -
     Expected terms (in years)                 4.0             4.0


     Other - Preferred Stock may be issued in such series and preferences as determined by the Board of Directors.

8.   SIGNIFICANT  CONCENTRATION OF CREDIT RISK, MAJOR CUSTOMERS, AND OTHER RISKS
     ---------------------------------------------------------------------------
     AND UNCERTAINTIES:
     ------------------

     Sales by location for the ended December 31, 2000 and 1999 were as follows (as a percentage of sales): 2000 1999

                                          2000           1999
                                          ----           ----

     United States                         46%            63%
     Europe                                14%            11%
     Far East                              34%            25%
     All Others                             6%             1%
                                          ----           ----
                        Total             100%           100%

     Sales from government contracts accounted for approximately 15% and 33% of total sales for the years ended December 31, 2000 and 1999, respectively. Sales from our military products accounted for approximately 12% and 18% of total sales for the years ended December 31, 2000 and 1999, respectively.

                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     Sales to unaffiliated customers which represent 10% or more of the Company's sales for the years ended December 31, 2000 and 1999 were as follows (as a percentage of sales):

                   Customer                           2000          1999
                 ------------                       --------      --------

                      A                                18%           31%
                      B                                 -            13%
                      C                                14%            -
                      D                                10%            -
                      E                                 -            12%


     At December 31, 2000, the Company had gross trade receivables totaling $898,020 due from the above three customers.

     In 2000 and 1999, the Company purchased all of its memory wafers,  based on
     0.8 micron technology from a single supplier located in Singapore. Approximately 89% and 96% of the Company's memory sales for 2000 and 1999, respectively, were from finished units produced from these wafers. The Company had an agreement with this supplier to provide wafers, which expired in September 1998. This agreement has not been extended or terminated, however, this supplier still provides wafers to the Company. In addition, the Company purchased all of its logic wafers from two suppliers located in Singapore and Taiwan. Approximately 11% and 9% of its logic sales in 2000 and 1999, respectively, were from finished units produced from these wafers. The Company does not have an agreement with either supplier, however, the Company has not seen any disruption in wafer deliveries. In 1999, the Company also purchased finished units from ZMD for $22,480, and sales from these products accounted for approximately 4% of the Company's sales in 1999. Any disruptions in the Company's relationships with these suppliers could have an adverse impact on the Company's operating results. Assuming an alternate manufacturer of the Company's products could be procured, management believes there could be significant delays in manufacturing while the manufacturer incorporates the Company's products and processes.

9.   TAXES:
     -----

     Under SFAS No. 109, deferred taxes result from temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The components of deferred taxes are as follows:

                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                Deferred Tax
                                                             Assets (Liability)
                                                            -------------------

Current:
  Allowance for doubtful accounts                              $      3,000
  Inventory reserve                                                  36,000
  Accrued expenses                                                  276,000
                                                               ------------
  Net current deferred tax before valuation allowance               315,000
  Valuation allowance                                              (315,000)
                                                               ------------
Total current deferred tax                                     $          -
                                                               ============

Non-Current:
  Property and equipment                                       $    205,000
  Incomplete research and development                             1,431,000
  Net operating losses                                           10,126,000
  R&D credit carryforward                                         1,200,000
  AMT credit                                                          8,000
                                                               ------------
Net non-current deferred tax asset before valuation
 allowance                                                       12,970,000
Valuation allowance                                             (12,970,000)
                                                               ------------
Total non-current deferred tax asset                           $          -
                                                               ============

     The net current and non-current deferred tax assets have a 100% valuation allowance resulting from the inability to predict sufficient future taxable income to utilize the assets. The valuation allowance for 2000 increased $91,000 and decreased $219,000 in 1999.

     At December 31, 2000, the Company has approximately $27,000,000 available in net operating loss carryforwards which begin to expire from 2004 to 2015. As a result of certain non-qualified stock options which have been exercised, approximately $3,200,000 of the net operating loss carryforward will be charged to "paid in capital," when, and if, the losses are utilized. Also, a substantial portion of the net operating loss may be subject to Internal Revenue Code Section 382 limitations.

     Total income tax expense for 2000 and 1999 differed from the amounts computed by applying the U.S. Federal statutory tax rates to pre-tax income as follows:


                                                                                  1999          1998
                                                                                --------      --------
     Statutory rate                                                               (34.0)%      (34.0)%
     State income taxes, net of Federal income tax benefit                         (3.3)%       (3.3)%
     Increase (reduction) in valuation allowance related to of net operating
         loss carryforwards and change in temporary differences                    37.3%        37.3%
                                                                                --------      -------
                                                                                $     -       $    -
                                                                                ========      =======

                               SIMTEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10.  Business Segments
     -----------------

     The Company has two reportable segments. One segment designs and produces semiconductor devices for sale into the semiconductor market. The second segment specializes in advanced technology research and development for data acquisition, signal processing, imaging and data communications that is supported by government and commercial contracts. Although both segments are managed as part of an integrated enterprise, they are reported herein in a manner consistent with the internal reports prepared for management.

     Transactions between reportable segments are recorded at cost. Substantially all operating expenses are identified per each segment. Substantially all of the Company's assets are located in the United States of America.


                                                     Semiconductor         Government
Description                          Year               Devices            Contracts               Total
-----------                          ----           --------------         ----------              -----
Net sales                            2000            $12,150,750          $ 2,317,064           $14,467,814

                                     1999              7,754,952            3,413,672            11,168,624
 Income (loss) from
   Operations                        2000            $(3,515,122)         $    78,320           $(3,436,802)

                                     1999               (100,685)             144,327                43,642
 Interest income                     2000            $   165,736                    -           $   165,736

                                     1999                 96,942                    -                96,942
 Interest expense                    2000            $   (52,790)         $   (24,444)          $   (77,234)

                                     1999               (151,402)             (21,022)             (172,424)
 Depreciation and
  amortization                       2000            $   307,837          $   123,125           $   430,962

                                     1999                247,502              144,216               391,718
 Noncash items:
   Purchase of
     incomplete research
     and development                 2000            $ 3,962,645                    -            $ 3,962,645

                                     1999                      -                    -                      -

Stock issued for services            2000            $ 1,031,200          $    22,932            $ 1,054,132

                                     1999                      -               14,999                 14,999

Assets                               2000            $ 6,786,593          $   501,392            $ 7,287,985

                                     1999              5,508,380              955,128              6,463 508


                               SIMTEK CORPORATION

                                  BALANCE SHEET
                                  (Unaudited)


                      ASSETS
                      ------
                                                                  June 30, 2001
                                                                  -------------
CURRENT ASSETS:
   Cash and cash equivalents.....................................  $  1,538,390
   Certificate of deposit, restricted............................       300,000
   Accounts receivable - trade, net..............................     2,266,593
   Inventory, net ...............................................     2,343,497
   Intercompany receivable.......................................         3,712
   Prepaid expenses and other....................................       132,175
                                                                   ------------
       Total current assets......................................     6,584,367

EQUIPMENT AND FURNITURE, net.....................................       968,998
OTHER ASSETS.....................................................       155,776
                                                                   ------------

TOTAL ASSETS.....................................................  $  7,709,141
                                                                   ============

       LIABILITIES AND SHAREHOLDERS' EQUITY
       ------------------------------------

CURRENT LIABILITIES:
   Accounts payable .............................................  $  1,858,535
   Accrued expenses..............................................       299,513
   Accrued wages.................................................       275,446
   Accrued vacation payable......................................       158,049
   Obligation under capital leases...............................        49,552
   Short term debt...............................................        22,311
   Line of Credit................................................            -
   Deferred Revenue..............................................        25,000
                                                                   ------------
       Total current liabilities.................................     2,688,406
                                                                   ------------
NOTES PAYABLE....................................................        20,000
OBLIGATION UNDER CAPITAL LEASES..................................       128,330
                                                                   ------------
       Total liabilities.........................................     2,836,736

SHAREHOLDERS' EQUITY:
   Preferred stock, $1.00 par value, 2,000,000 shares
       authorized and none issued and outstanding ...............             -
   Prepaid investor relations....................................      (214,833)
   Treasury Stock................................................       (12,504)
   Common stock, $.01 par value, 80,000,000 shares
       authorized, 53,684,2455 shares issued and
       outstanding at June 30, 2001..............................       536,842
   Additional paid-in capital....................................    37,503,879
   Accumulated deficit...........................................   (32,940,979)
                                                                   ------------
   Shareholder's equity..........................................     4,872,405
                                                                   ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.......................  $  7,709,141
                                                                   ============

   The accompanying notes are an integral part of these financial statements.

                                      F-24

                                  SIMTEK CORPORATION

                               STATEMENTS OF OPERATIONS
                                     (Unaudited)


                                                              Six Months Ended June 30,
                                                              -------------------------
                                                                2001             2000
                                                                ----             ----
NET SALES.................................................. $ 9,064,480      $ 7,678,004

     Cost of  sales........................................   6,153,564        4,497,866
                                                            ----------------------------

GROSS MARGIN...............................................   2,910,916        3,180,138

OPERATING EXPENSES:
     Design, research and development......................   1,406,151        1,156,895
     Administrative........................................   1,294,599          569,582
     Marketing.............................................     820,515          663,854
                                                            ----------------------------

         Total Operating Expenses..........................   3,521,265        2,390,331

INCOME (LOSS) FROM OPERATIONS..............................    (610,349)         789,807
                                                            ----------------------------

OTHER INCOME (EXPENSE):
     Interest income, net..................................      45,553           16,161
     Other income (expense), net...........................       3,111           (5,822)
                                                            ----------------------------

         Total other income (expense)......................      48,664           10,339
                                                            ----------------------------

NET INCOME (LOSS) BEFORE TAXES.............................    (561,685)         800,146

     Provision for income taxes............................           -           44,000
                                                            ----------------------------

NET INCOME (LOSS).......................................... $  (561,685)     $   756,146
                                                            ============================

BASIC AND DILUTED EPS...................................... $      (.01)     $       .02
                                                            ============================

BASIC WEIGHTED AVERAGE SHARES
 OUTSTANDING...............................................  53,668,168       44,889,695

EFFECT OF DILUTIVE OPTIONS.................................           -        5,206,918
                                                            ----------------------------

DILUTIVE SHARES OUTSTANDING................................  53,668,168       50,096,613
                                                            ============================


* Less Than $.01 per share



               The accompanying notes are an integral part of these financial statements.

                                         SIMTEK CORPORATION

                                      STATEMENTS OF CASH FLOWS
                                             (Unaudited)

                                                                                      Six Months Ended June 30,
                                                                                      --------------------------
                                                                                      2001                  2000
                                                                                      ----                  ----
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)...................................................        $  (561,685)          $   756,147
     Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
           Depreciation and amortization.................................            222,480               214,797
           Contributed services..........................................                  -                35,000
           Increase (decrease) in net change of reserve accounts.........             11,642               366,491
           Deferred financing fees.......................................                  -                 1,865
           Changes in assets and liabilities:
           (Increase) decrease in:
               Accounts receivable.......................................           (659,541)             (635,612)
               Inventory.................................................         (1,209,591)             (146,584)
               Prepaid expenses and other ...............................            548,846               (19,971)
           Increase (decrease) in:
               Accounts payable..........................................            773,165                89,673
               Accrued expenses..........................................            (53,634)              140,251
               Customer deposits.........................................              2,000               (24,750)
               Taxes payable.............................................                  -                29,800
                                                                                 ---------------------------------
        Net cash provided by (used in) operating activities..............           (926,318)              807,107
                                                                                 ---------------------------------

CASH FLOWS USED IN INVESTING ACTIVITIES:
     Purchase of equipment and furniture ................................           (290,683)             (238,275)
     Decrease to investment from related party...........................              5,730                13,036
     Payments on capital lease obligation................................            (23,132)              (18,542)
     Decrease (increase) in restricted cash..............................                  -               100,000
                                                                                 ---------------------------------
     Net cash used in investing activities...............................           (308,085)             (143,781)

CASH FLOWS USED IN FINANCING ACTIVITIES:
     Exercise of stock options...........................................              6,790               281,084
     Payments on notes payable...........................................            (12,498)             (123,640)
     Purchase of stock from market.......................................            (12,504)                    -
     Receipts from deferred revenue......................................             25,000                     -
     Cash infusion Simtek to QDI.........................................             (3,714)                    -
     Payments on line of credit..........................................            (84,050)             (168,769)
     Distributions to stockholders.......................................                  -                (8,730)
     Stock issued for directors compensation.............................                  -                    63
                                                                                 ---------------------------------
        Net cash used in by financing activities.........................            (80,976)              (19,992)
                                                                                 ---------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH
      EQUIVALENTS........................................................         (1,315,379)              643,334
                                                                                 ---------------------------------

CASH AND CASH EQUIVALENTS, beginning of period...........................          2,853,769             2,243,925
                                                                                 ---------------------------------

CASH AND CASH EQUIVALENTS, end of period.................................        $ 1,538,390           $ 2,887,259
                                                                                 =================================

               The accompanying notes are an integral part of these financial statements.

                                         SIMTEK CORPORATION

                                      STATEMENTS OF CASH FLOWS
                                              (Unaudited)
                                                (Cont.)



SUPPLEMENTAL CASH FLOW INFORMATION:
     Conversion of debenture into shares of common stock, net
        of deferred financing costs related to the debenture.............        $         -           $ 1,441,249
     Equity investment in WebGear, Inc...................................        $         -           $ 1,640,625
     Conversion of payable to ZMD into shares of common stock............        $         -           $   130,153



               The accompanying notes are an integral part of these financial statements.

                               SIMTEK CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
                                  (Unaudited)

1.   SIGNIFICANT ACCOUNTING POLICIES:

          The financial statements included herein are presented in accordance with the requirements of Form 10-QSB and consequently do not include all of the disclosures normally made in the registrant's annual Form 10-KSB filing. These financial statements should be read in conjunction with the financial statements and notes thereto included on page F-3 To F-23.

          In the opinion of management, the unaudited financial statements reflect all adjustments of a normal recurring nature necessary to present a fair statement of the results of operations for the respective interim periods. The year_end balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.

          RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS - On June 30, 2001, the FASB approved the issuance of SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and other Intangible Assets. SFAS 141 states that all business combinations should be accounted for using the purchase method of accounting; use of pooling-of-interest method is prohibited. Accounting for the excess of the fair value of net assets of cost (negative goodwill), will be allocated to certain assets first with any remaining excess recognized as an extraordinary gain. SFAS No. 141 is effective for business combination completed afer June 30, 2001. Adoption of SFAS No. 141 is not expected to have a material impact on the accounting for business acquisitions prior to July 1, 2001. SFAS No. 142 addresses the accounting for all purchased intangible assets but not the accounting for internally developed intangible assets. Goodwill will no longer be amortized and will be reviewed for impairment in accordance with SFAS No. 142. Goodwill will be tested annually and on an interim basis if an event or circumstance occurs between the annual tests that might reduce the fair value of the reporting unit below its carrying value. SFAS No. 142 is effective for fiscal years beginning after December 31, 2001, with early adoption permitted under certain circumstances. Goodwill and intangible assets acquired in a transaction completed after June 30, 2001 but before SFAS No. 142 is initially applied will be accounted for in accordance with SFAS No.
     142. Therefore amortization of goodwill acquired prior to July 1, 2001 will cease when the company elects to adopt SFAS No. 142.

2.   LINE OF CREDIT:

          In April 2001, Simtek Corporation ("Simtek" or the "Company") renewed its revolving line of credit for another year in the amount of $250,000.

                               SIMTEK CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)


3.   GEOGRAPHIC CONCENTRATION:

     Sales by location for the six months ended June 30, 2001 and 2000 were as follows (as a percentage of sales):

                                                 2001             2000
                                                 ----             ----
         United States                            44%              51%
         Europe                                   14%              14%
         Far East                                 35%              27%
         All Others                                7%               8%
                                                 ----             ----
                                                 100%             100%

4.   POOLING OF INTEREST:

          On March 13, 2001, Simtek acquired 100% of the common stock of Q-DOT Group ("Q-DOT'). Q-DOT specializes in advanced technology, research, and development for data acquisition, signal processing, imaging and data communications. Shareholders of Q-DOT exchanged their shares in Q-DOT for shares in Simtek in a business combination that has been accounted for as a pooling of interests. The consolidated financial statements and the accompanying notes reflect Simtek's financial position and the results of operations as if Q_DOT was a wholly-owned subsidiary of Simtek since inception.

          For the six months ended June 30, 2001 and 2000 Q-DOT had revenue of $793,473 and $1,453,702, respectively and net loss of $190,949 and a net income of $38,258, respectively. The acquisition did not have an impact on earnings (loss) per share for either of the interim periods.


5.   ACCOUNTING FOR Q-DOT ACQUISITION:

          Prior to March 13, 2001, Q-DOT had effective control over QDA due to an operating agreement and Q-DOT funded QDA. On March 13, 2001, the Company acquired Q-DOT, and ceased funding QDA. The Company does not intend to fund QDA in the future and is in the process of revising the operating agreement with QDA. However, until such time as the operating agreement is formally revised, the Company will continue to account for QDA under the equity method. During fiscal 2001, QDA has been inactive and the equity losses for the period ended June 30, 2001 are insignificant.

6.   BUSINESS SEGMENTS

          The Company has two reportable segments. One segment designs and produces semiconductor devices for sale into the semiconductor market. The second segment specializes in advanced technology research and development for data acquisition, signal processing, imaging and data communications that is supported by government and commercial contracts. Although both segments are managed as part of an integrated enterprise, they are reported herein in a manner consistent with the internal reports prepared for management.

                              SIMTEK CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)


          Transactions between reportable segments are recorded at cost. Substantially all operating expenses are identified per each segment. Substantially all of the Company's assets are located in the United States of America.


     Description                                               Six Months Ended June 30,
                                                                  2001           2000
                                                                  ----           ----
     Net Sales:
                 Semiconductor Devices                         $8,271,007     $6,224,302
                 Government Contracts                             793,473      1,453,702
                                                               ----------     ----------
                 Total                                         $9,064,480     $7,678,004

     Net Income (loss):
                 Semiconductor Devices                         $  (370,736)   $  717,888
                 Government Contracts                             (190,949)       38,258
                                                               -----------    ----------
                 Total                                         $  (561,685)   $  756,146


                                                             June 30, 2001   June 30, 2000
                                                             -------------   -------------
     Total Assets:
                 Semiconductor Devices                         $7,182,848     $ 8,546,289
                 Government Contracts                             526,293         696,636
                                                               ----------     -----------
                 Total                                         $7,709,141     $ 9,242,925


                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Capitalized terms used but not otherwise defined in Part II are used as defined in the prospectus contained in this registration statement.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby, all of which expenses, except for the Commission registration fee are estimated:


     Securities and Exchange Commission registration fee..........    $   268
     Legal fees and expenses    ..................................     40,000
     Accounting fees..............................................     35,000
     Miscellaneous................................................      2,500
                                                                      -------

     Total........................................................    $77,768
                                                                      =======


     The above expenses will be borne by us.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     On June 12, 1998, we sold $1.5 million of convertible debentures each with a 7-year term and accruing interest at 9% per annum. The debentures were convertible at the option of the holder into shares of our common stock. On February 22, 2000, each of Rennaissance Capital Growth & Income Fund III, Inc. ("Fund III")and Rennaissance US Growth & Income Trust Plc ("Growth & Income Trust") converted $195,000 of a $750,000 convertible debenture into 1,000,000 shares of our common stock. On March 2 and 6, 2000, each of Fund III, Inc. and Growth & Income Trust converted $195,000 of a $750,000 convertible debenture into 1,000,000 shares of our common stock. On March 6, 2000, Fund III and Growth and Income Trust converted the balance of the debentures into a total of
3,692,308 shares of our common stock. These holders were financially sophisticated and had access to the same type of information about us as a registration statement would disclose. No general solicitation occurred for either the original issuance of the convertible debentures and the issuance of common stock upon their conversion.

     During April 2000, Zentrum Mikroelektronik Dresden converted a $130,153 liability into 551,964 shares of our common stock. The conversion price was at $0.2358 per share. The price was based upon the Cooperation Agreement entered into with Zentrum Mikroelektronik Dresden in September 1995. Zentrum Mikroelektronik Dresden was financially sophisticated and had access to the same type of information about us as a registration statement would disclose. No general solicitation occurred.

     In May 2000, we issued 3,000,000 shares of our common stock to Hugh Norman Chapman as consideration for our acquisition of 100% of the issued and outstanding stock of Integrated Logic Systems, one of the companies that house our semiconductor logic business. No advertising or general solicitation occurred. We only offered to issue, and did issue, stock to one person--Mr. Chapman. Mr. Chapman had substantial business dealings with us prior to this transaction. Mr. Chapman received or had access to the same type of information about us as a registration statement would disclose. We reasonably believed that Mr. Chapman was financially sophisticated.

     In June 2000, we issued 1,250,000 shares of our common stock to WebGear, as consideration for our acquisition of 1,875,000 shares of WebGear common stock. In September, we issued 2,900,000 shares of our common stock to WebGear as consideration, together with 1,250,000 shares of WebGear common stock, for our acquisition of intellectual property assets of WebGear. These assets primarily relate to the wireless data communications industry. No advertising or general solicitation occurred with respect to these transactions involving WebGear. WebGear received or had access to the same type of information about us as a registration statement would disclose. WebGear was financially sophisticated and an "accredited investor."

     In July 2000, we issued 625,000 shares of our common stock to each of Jaskarn Johal and Kashmira S. Johal as consideration for our acquisition of 100% of the stock of Macrotech Semiconductor, one of the companies that house our semiconductor logic business. No advertising or general solicitation occurred with respect to the Macrotech Semiconductor transaction. We only offered to issue, and did issue, stock to Messrs. J. Johal and K. Johal. Messrs. J. Johal and K. Johal had substantial business dealings with us prior to this transaction. Messrs. J. Johal and K. Johal received or had access to the same type of information about us as a registration statement would disclose. We reasonably believed that Messrs. J. Johal and K. Johal were financially sophisticated.

     In September 2000, we issued 500,000 shares of our common stock each to both E.B.M. Associates and World Trade Partners in consideration for their agreement to provide financial advisory services. No advertising or general solicitation occurred with respect to our issuance of stock to E.B.M. Associates or World Trade Partners. We only offered to issue, and did issue, stock to E.B.M. Associates and World Trade Partners. E.B.M. Associates and World Trade Partners received or had access to the same type of information about us as a registration statement would disclose. We reasonably believed that E.B.M. Associates and World Trade Partners were financially sophisticated.

     On March 14, 2001, we completed the merger of Q-DOT Group, Inc. with and into us in exchange for approximately 5,171,731 shares of our common stock, valued at $4,000,000. Although duly notified of their appraisal rights, no Q-DOT Group stockholder exercised appraisal rights. Q-DOT Group's 30 stockholders received, on a pro rata basis, a total of approximately 5,171,731 shares of our common stock. The transaction was a private placement exempt from registration pursuant to Rule 506 of Regulation D promulgated by the SEC. There were fewer than 35 purchasers of our securities accredited investors. We provided each purchaser with the information required under Regulation D. We reasonably believed that each purchaser who was not an accredited investor, either alone or with such person's purchaser representative, was capable of evaluating the risks and merits of investing in our stock. No general solicitation or advertising occurred. Following the merger, we filed a Form D with the SEC as required by Regulation D.

     With respect to our acquisition of Q-DOT Group, we issued stock in reliance upon Rule 506 of Regulation D. The other issuances described above were deemed to be exempt from registration under the Act, in reliance on Section 4(2) of the Act as transactions by an issuer not involving a public offering.

ITEM 28.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibits

       3.1    Amended and Restated Articles of Incorporation.(2)
       3.2    Amended and Restated Articles of Incorporation November 1997.(7)
       3.3    Bylaws.(2)
       4.1    1987-I Employee Restricted Stock Plan.(1)
       4.2 Form of Restricted Stock Agreement between the Company and Participating Employees.(1)
       4.3    Form of Common Stock Certificate.(3)
       4.4    Simtek Corporation 1991 Stock Option Plan.(4)
       4.5 Form of Incentive Stock Option Agreement between the Company and Eligible Employees.(4)
       4.6    1994 Non-Qualified Stock Option Plan.(5 )
       4.7    Amendment to the 1994 Non-Qualified Stock Option Plan.(6)
       5.1    Opinion of Holme, Roberts & Owen, LLP
       10.1 Form of Non-Competition and Non-Solicitation Agreement between the Company and certain of its employees.(1)
       10.2 Form of Employee Invention and Patent Agreement between the Company and certain of its employees.(1)
       10.3 Product License Development and Support Agreement between Simtek Corporation and Zentrum Mikroelektronik Dresden dated June 1, 1994(5)
       10.4 Cooperation Agreement between Simtek Corporation and Zentrum Mikroelektronik Dresden dated September 14, 1995(6)
       10.5   Manufacturing    Agreement   between    Chartered    Semiconductor
              Manufacturing and Simtek Corporation dated September 16, 1992(6)
       10.6 Employment agreement between the Simtek Corporation and Douglas M. Mitchell(8)
       10.7   Share  Exchange   Agreement  dated  May  9,  2000  between  Simtek
              Corporation and Hugh N. Chapman (9)
       10.8 Share Exchange Agreement dated June 16, 2000 between Simtek Corporation and WebGear (9)
       10.9 Share Exchange Agreement dated July 31, 2000 between Simtek Corporation and Jaskarn Johal and Kashmira S. Johal (10)
       10.10  Asset Purchase  Agreement  between Simtek  Corporation and WebGear
              (11)
       10.11 Amendment to Asset Purchase Agreement between Simtek Corporation and WebGear (12)
       10.12 Agreement and Plan of Merger among Simtek Corporation, Q-DOT Group, Inc. and Q-DOT, Inc. (13)

       10.13  Employment  Agreement  between  Simtek  Corporation  and  Hugh  N.
              Chapman*

       23.1   Consent of Hein + Associates LLP
       23.2   The consent of Holme Roberts & Owen LLP is included in Exhibit 5.1

-------------

*    Previously filed.

(1) Incorporated by reference to the Company's Form S-1 Registration Statement (Reg. No. 33- 37874) filed with the Commission on November 19, 1990.
(2) Incorporated by reference to the Company's Amendment No.1 to Form S-1 Registration Statement (Reg. No. 33-37874) filed with the Commission on February 4, 1991.
(3) Incorporated by reference to the Company's Amendment No.2 to Form S-1 Registration Statement (Reg. No. 33-37874) filed with the Commission on March 4, 1991.
(4) Incorporated by reference to the Company's Form S-1 Registration Statement (Reg. No. 33- 46225) filed with the Commission on March 6, 1992.
(5) Incorporated by reference to the Company's Annual Report on Form 10-K filed with the Commission on March 25, 1995
(6) Incorporated by reference to the Company's Annual Report on Form 10-K filed with the Commission on March 27, 1996
(7) Incorporated by reference to the Company's Annual Report on Form 10-K filed with the Commission on March 24, 1998
(8) Incorporated by reference to the Company's Annual Report on Form 10-KSB filed with the Commission on March 12, 1999

(9) Incorporated by reference to the Form SB-2 Registration Statement (Reg. No. 333-40988( filed with the Commission on July 7, 2000
(10) Incorporated by reference to the Form 8-K filed with the Commission on August 14, 2000
(11) Incorporated by reference to the Form 8-K filed with the Commission on October 13, 2000
(12) Incorporated by reference to the Company's Amendment No. 2 to From SB-2 Registration Statement (Reg. No. 333-40988)
(13) Incorporated by reference to the Company's Form 8-K filed with the March 23, 2001

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado on September 24, 2001

                                           Simtek Corporation,
                                           a Colorado corporation


                                           By:  /s/Douglas M. Mitchell
                                              ----------------------------------
                                                Douglas M. Mitchell
                                                Chief Executive Officer and
                                                President

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

                                   SIGNATURE



 /s/Douglas M. Mitchell
-------------------------------------------------
Douglas M. Mitchell
Director, Chief Executive Officer, President and
Chief Financial Officer (acting)
September 24, 2001


 *
-------------------------------------------------
Robert H. Keeley
Director
September 24, 2001


 *
-------------------------------------------------
John Heightley
Director
September 24, 2001


 *
-------------------------------------------------
Klaus Wiemer
Director
September 24, 2001


/s/ Kimberley Carothers
------------------------------------------------
Controller (Principal Accounting Officer)
September 24, 2001

* By Douglas M. Mitchell attorney in fact